EXHIBIT 10.2

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED MASTER LEASE AGREEMENT NO. 1

THIS AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED MASTER LEASE AGREEMENT NO. 1 (hereinafter, this “Amendment”) is executed as of April 3, 2016 (the “Amendment Execution Date”), and effective as of the 3rd day of April, 2016 (the “Amendment Effective Date”) and is by and among VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and assigns, “Lessor”), and KINDRED HEALTHCARE, INC., a Delaware corporation formerly known as Vencor, Inc. (“Kindred”), and KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation formerly known as Vencor Operating, Inc. (“Operator”; Operator, jointly and severally with Kindred and permitted successors and assignees of Operator and Kindred, “Tenant”).

RECITALS

A. Lessor and Tenant have heretofore entered into that certain Second Amended and Restated Master Lease Agreement No. 1 (such agreement, as heretofore amended, is herein referred to as “ML1”) dated as of April 27, 2007 (each capitalized term that is used in this Amendment and not otherwise defined shall have the same meaning herein as in ML1).

B. Lessor and Tenant desire to amend ML1 on the terms described in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Tenant hereby agree as follows:

1. Payment to Lessor. Lessor and Tenant acknowledge and agree that (a) contemporaneously with the execution and delivery of this Amendment, Lessor and Tenant is entering into a separate purchase and sale agreement relating to the “Subject Facility” (as defined below)(the “Nautic Deal PSA”) and which Nautic Deal PSA relates to the “Nautic APA” referred to therein, (b) contemporaneously with the closing of the Nautic Deal PSA, Tenant shall pay to Lessor the non-refundable sum of $487,118, by wire transfer to the account referenced on Attachment 1, (c) upon the closing of the Nautic Deal PSA, in addition to the payment referenced in subsection (b) above, the “Applicable Net Sales Proceeds” (as defined below) from such closing, which “Applicable Net Sales Proceeds” shall be unaffected, and not increased or decreased, by the payment referenced in subsection (b) above, shall be received by Lessor, and then paid in part to Tenant as a fee, as described in Section 2.8 below, and (d) if the Nautic Deal PSA terminates, no additional payment as described in subsection (b) above shall be owing from Tenant to Lessor and, upon the sale of the Subject Facility other than pursuant to the Nautic Deal PSA, the “Applicable Net Sales Proceeds” from such sale shall be received by Lessor, and then paid in part to Tenant as a fee, as described in Section 2.8 below. In addition and without limitation of any payment to which Lessor is entitled as described above, in consideration of Lessor’s entry into this Amendment, Tenant, within 10 business days after the execution and delivery of this Amendment, shall pay to Lessor the sum of $500,000, which sum shall be paid to Lessor by wire transfer to the account referenced on Attachment 1 and shall be non-refundable.

2. Sale of Subject Facility. Subject to the terms of Section 3 of this Amendment, Lessor and Tenant have agreed that they shall attempt to sell the Facility commonly known as Kindred Hospital- Phoenix (Facility #4656)(the “Subject Facility”) in accordance with the following terms and conditions:

2.1. The Subject Facility shall remain leased under ML1 until the earlier of (i) the current expiration date of the Term of ML1 as it applies to the Subject Facility (which the parties acknowledge is April 30, 2020, as such current expiration date may be extended by the terms of Section 3.2 below, if applicable), or (ii) the date the Subject Facility is sold in accordance with the terms of this Amendment (such earlier date is herein referred to as the “Applicable Subject Facility Termination Date”), at which time ML1 shall terminate as it applies to the Subject Facility in accordance with the terms of this Amendment and Section 40.16 and the other terms of ML1 (in the event of any conflict in such terms, the terms of this Amendment shall control). Except as otherwise expressly provided in Sections 2.5 and 2.6 of this Amendment, (a) until the Applicable Subject Facility Termination Date for the Subject Facility, each of Lessor and Tenant shall remain obligated to perform their respective duties, liabilities and other obligations under ML1 relative to the Subject Facility and (b) without limitation of subsection (a) above, in connection with the sale of the Subject Facility, (1) Tenant shall surrender possession of the Subject Facility to the applicable purchaser thereof in the condition required by ML1 and (2) each of Lessor and Tenant shall comply with the provisions of Section 40.3 of ML1 and any other applicable provisions of ML1 relating to transfer of operations.

2.2. Tenant shall use commercially reasonable efforts to sell the Subject Facility prior to the current expiration date of the Term of ML1 as it applies to the Subject Facility. Lessor and Tenant shall work together in good faith and a commercially reasonable and cooperative manner to market and sell the Subject Facility. If either party desires to retain a broker to assist in the sale of the Subject Facility, the fee of such broker shall be subject to the approval of the other party acting in its commercially reasonable discretion, such approval not to be unreasonably conditioned or delayed. Tenant shall be primarily responsible for locating potential qualified purchasers of the Subject Facility and shall consult with Lessor as to the status and progress of Tenant’s efforts to locate such purchasers and to obtain Lessor’s input and assistance regarding such efforts. Each of Lessor and Tenant shall have the right, acting in good faith and in its commercially reasonable discretion, to approve the price and other business terms of, and the identity of the purchaser with respect to, any sale (and each of Lessor and Tenant agrees that it shall not disapprove of the identity of a proposed purchaser, if, in its good faith and commercially reasonable judgment, such proposed purchaser is a credible purchaser that is reasonably likely to close the proposed sale without material deviation from the initially agreed upon terms, and will be able to satisfy customary requirements with respect to Office of Foreign Asset Control and executive orders regarding terrorism matters). Once a purchaser for the Subject Facility has been approved in accordance with this Section, (i) Lessor shall use commercially reasonable efforts to negotiate a purchase and sale agreement with such purchaser for the Subject Facility and shall (a) regularly consult with Tenant as to the status and progress of such negotiations and, (b) at Lessor’s option, obtain Tenant’s assistance with such efforts, and

(ii) if the Subject Facility is to be sold while still in operation, Tenant shall use commercially reasonable efforts to negotiate an operations transfer agreement, and any other customary operational transfer documents and instruments, in connection with the sale of the Subject Facility and with such purchaser (collectively, as they relate to the Subject Facility if it is to be sold while still in operation, the “Applicable OTA Documents”) and shall regularly consult with Lessor as to the status and progress of such negotiations and, at Tenant’s option, obtain Lessor’s assistance with such efforts.

2.3. Relative to the documentation for a particular proposed sale of the Subject Facility, (i) Lessor shall be deemed to have violated its obligation to act in a commercially reasonable and cooperative manner relative to such sale if Lessor (a) on or after the Amendment Execution Date, encumbers the Subject Facility with a fee mortgage or with other encumbrance (other than any encumbrance that constitutes a Permitted Encumbrance under ML1 and is not a Superior Lease or a Facility Mortgage or other lien created by Lessor or its agents or employees), unless Lessor agrees to remove, and actually does remove, any such mortgage, or any such other encumbrance, from title prior to or as of the closing date of the sale of the Subject Facility, (b) fails to use commercially reasonable efforts to remove from title any fee mortgage, or any memorandum of lease relating to a lease with Tenant and/or its Affiliate, that was created prior to the Amendment Execution Date and remains unreleased in the public records, or (c) refuses to enter into a purchase and sale agreement, or to deliver a deed, in the respective forms thereof attached to and made a part of this Amendment as, respectively, Attachment 2 and Attachment 3; (ii) Lessor shall not be deemed to have violated its obligation to act in a commercially reasonable and cooperative manner relative to such sale if Lessor requires the purchase and sale agreement therefor to provide, as it relates to the physical condition of the Subject Facility, that the sale is on an “AS IS, WITH ALL FAULTS” basis (except as otherwise provided in the Applicable OTA Documents, if any); and (iii) Tenant shall be deemed to have violated its obligation to act in a commercially reasonable and cooperative manner relative to such sale if Tenant (a) on or after the Amendment Execution Date, encumbers the Subject Facility with a leasehold mortgage, unless Tenant agrees to remove, and actually does remove, any such mortgage from title prior to or as of the closing date of the sale of the Subject Facility, (b) fails to use commercially reasonable efforts to remove from title any leasehold mortgage, or any memorandum of lease relating to a lease with Lessor and/or its Affiliate, that was created prior to the Amendment Execution Date and remains unreleased in the public records, or (c) refuses to enter into an operational transfer agreement in the form attached to and made a part of this Amendment as Attachment 4 (if the Subject Facility is to be sold while still in operation). Relative to the foregoing, if the Subject Facility is to be sold while still in operation, Tenant further agrees, upon reasonable advance notice from Lessor, to use good faith and commercially reasonable efforts to enter into the Applicable OTA Documents for the Subject Facility concurrently with the applicable purchaser’s entry into the purchase and sale agreement with Lessor for the Subject Facility or as soon thereafter as practicable, and, in any event, such Applicable OTA Documents shall be entered into not later than the applicable closing date of the sale of the Subject Facility.

2.4. Notwithstanding anything to the contrary contained in ML1 or this Amendment, upon the Applicable Subject Facility Termination Date of the Subject Facility, neither Lessor nor any purchaser of the Subject Facility shall be obligated to pay to Tenant any

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amount on account of any Tenant’s Personal Property located at the Subject Facility (insofar as any such Tenant’s Personal Property is located at the Subject Facility, Tenant’s only compensation for any such Tenant’s Personal Property shall be its fee in connection with the sale of the Subject Facility (as described in Section 2.8 below), subject to Section 2.8(i) below).

2.5. If a purchase and sale agreement, providing for the sale of the Subject Facility (including its operations), has not been entered into on or prior to July 31, 2016 (or, if such a purchase and sale agreement has been entered into by such date and such agreement is thereafter terminated, after such date, for any reason (other than Tenant’s default of this Amendment), then Tenant shall be permitted to close the Subject Facility (but the Subject Facility shall otherwise remain leased under ML1 until the Applicable Subject Facility Termination Date relating thereto) on the terms set forth in Section 2.6 below, and thereafter the parties shall cooperate in good faith to market and sell the Subject Facility as a closed or closing facility, rather than as an operating long term acute care hospital. If this Section 2.5 is applicable to the Subject Facility, Tenant may, at its expense, remove and retain any of Tenant’s Personal Property at the Subject Facility (other than any of Tenant’s Personal Property that is necessary to the basic operation of the improvements at the Subject Facility (e.g., HVAC components, etc. and any other Tenant’s Personal Property the removal of which would materially impair or damage such improvements or any operating system therein)), and, in such event, Tenant shall, at its expense, repair any damage caused by any such removal.

2.6. If Tenant becomes permitted to close the Subject Facility as provided in Section 2.5 above, Tenant may, at any time thereafter, commence a Facility Termination of the Subject Facility, and, if Tenant so commences a Facility Termination of the Subject Facility, Tenant shall thereafter proceed diligently and in compliance with all applicable Legal Requirements to complete such Facility Termination in three (3) phases as follows:

2.6.1. Tenant shall proceed to (i) remove and relocate all patients from, and terminate all employees (except for security personnel retained in connection with the performance of Tenant’s obligations under Section 2.6.2 below) relating to, the Subject Facility in accordance with all applicable Legal Requirements, (ii) take any and all necessary or appropriate steps to secure and, if appropriate, board up the Subject Facility in a safe and secure condition, (iii) cause its then existing insurance policies at the Subject Facility to remain in full force and effect notwithstanding such vacancy until the Applicable Subject Facility Termination Date (and (a) Tenant agrees, from time to time following receipt of a written request therefor from Lessor, to provide to Lessor reasonable documentation evidencing that such policies so remain in full force and effect notwithstanding such vacancy, and (b) with respect to its commercial general liability and professional liability coverages relating to the Subject Facility, Tenant agrees to maintain extended reporting coverage relative to the Subject Facility until not sooner than the third (3rd) anniversary of the Applicable Subject Facility Termination Date), and (iv) take any and all other necessary or appropriate steps to comply, in a timely manner, with all applicable requirements of third party payors relating to the termination of agreements with them and the closure of the Subject Facility (e.g., filing of final cost reports, termination of Medicare/Medicaid payor agreements, etc.); and

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2.6.2. During the period from the completion of the obligations described in Section 2.6.1(i) above until the Applicable Subject Facility Termination Date, Tenant shall keep and maintain the Subject Facility in a boarded up, safe and secure condition (including, without limitation, implementing such security and maintenance measures, and maintaining such utility services, as may be necessary or appropriate to protect the Subject Facility against vandalism, theft, waste, mold or other harm while in its vacant state and, to the extent required by ML1, to keep the structural components and operating systems of the Subject Facility in readiness for the recommencement of use in good condition and operating repair); and

2.6.3. On the Applicable Subject Facility Termination Date, subject to any contrary terms of the Applicable OTA Documents (if any), Tenant shall complete the Facility Termination relative to the Subject Facility, including, without limitation, (i) fully vacating the Subject Facility, and (ii) terminating any and all remaining subleases, vendor and service contracts and other agreements that Tenant may have entered into with respect to the Subject Facility.

2.7. In connection with the sale of the Subject Facility, Tenant shall be obligated, at its expense, to pay and bear all costs and expenses of any repair, replacement or other work at or to the Subject Facility that is required under any provision of ML1, including, without limitation, Section 9.1(a) and/or Section 9.1(d) thereof (as such costs and expenses relate to the Subject Facility, such costs and expenses are herein referred to as the “Applicable Approval Costs”), and any such costs and expenses will be borne by Tenant and not be deducted from the cash sales proceeds in calculating the Applicable Net Sales Proceeds (as defined in Section 2.8 below). If a particular sale will involve costs and expenses for any repair, replacement or other work at or to the Subject Facility that is not required under any provision of ML1, the amount of such costs and expenses will be deducted from the cash sales proceeds in calculating the Applicable Net Sales Proceeds, and, to the extent the parties are able to identify or estimate the amount of such costs and expenses prior to entry into the applicable purchase and sale agreement, each of the parties may, in determining whether to approve the terms of such sale (under the commercially reasonable discretion standard described in Section 2.2 above), consider the amount of such costs and expenses and the impact thereof on the Applicable Net Sales Proceeds to be generated by the applicable sale (if the amount of such costs and expenses only becomes known after entry into the applicable purchase and sale agreement (or the likely amount thereof materially increases after such entry) and the applicable purchase and sale agreement allows the seller, without defaulting under such agreement, to terminate such agreement on such account, each of the parties shall again have the right, acting under the aforesaid commercially reasonable discretion standard, to determine whether to terminate the applicable purchase and sale agreement).

2.8. Upon the sale of the Subject Facility prior to the current Term expiration date applicable to the Subject Facility under ML1, Lessor shall receive the Applicable Net Sales Proceeds (as defined below) from such sale, and, contemporaneously with such sale, Lessor agrees to pay to Tenant, as a fee in consideration of Tenant’s assistance to, and cooperation with, Lessor in attempting to sell and selling the Subject Facility (and also in lieu of any compensation to Tenant for any of Tenant’s Personal Property at the Subject Facility), one-half (1/2) of such Applicable Net Sales Proceeds (or Lessor’s good faith estimate of such 1/2 of such Applicable

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Net Sales Proceeds). Lessor and Tenant agree that they shall, within thirty (30) days after the sale of the Subject Facility, calculate the amount of the Applicable Net Sales Proceeds from such sale and reconcile between them so that Tenant receives its aforesaid fee and Lessor receives and retains the remainder of such Applicable Net Sales Proceeds. The “Applicable Net Sale Proceeds” from the sale of the Subject Facility shall mean the cash sale proceeds received by Lessor for closing the sale of the Subject Facility, minus all of Lessor’s reasonable documented costs and expenses incurred in connection with such sale, including, without limitation, the following costs of Lessor (if and to the extent incurred by Lessor in connection with such sale, as opposed, for example, to costs borne by the purchaser): brokerage fees for any broker approved pursuant to this Amendment, transfer taxes, reasonable out-of-pocket legal fees and expenses, title costs, modifications or improvements to the Subject Facility (if any) and warranty or indemnity claims, if any, paid (which are not due to an intentional breach of any agreement by Lessor), but subject to the following: for purposes of calculating the amount of the Applicable Net Sales Proceeds from the sale of the Subject Facility, (i) Tenant shall not be entitled to any credit or other compensation for the cost or value of any Tenant’s Personal Property that is transferred in connection with the sale of the Subject Facility, (ii) Tenant shall not be entitled to any credit for the Applicable Approval Costs relating to such sale, and (iii) Tenant shall not be entitled to any credit due to the required payment described in Section 1 above. With respect to the Subject Facility, if Lessor or Tenant has incurred costs or expenses in connection with the attempted sale of the Subject Facility to a Person other than the actual successful purchaser and if, in connection with a sale of the Subject Facility to such Person, such costs and expenses would have qualified as costs and expenses that count against the cash sale proceeds in determining the Applicable Net Sales Proceeds of such sale, then such costs and expenses shall also count against the cash sale proceeds from the sale to the actual successful purchaser in determining the Applicable Net Sale Proceeds from the sale to such successful purchaser.

2.9. Effective as of the Amendment Effective Date, Section 7.2.7(m) of ML1 is amended and restated in its entirety to read as follows:

“(m) Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Lease, Tenant agrees that, from and after the Effective Date, the aggregate number of beds licensed for the delivery of hospital care that (i) are sold or delicensed pursuant to Section 7.2.7 of any ML Lease or (ii) are otherwise sold or delicensed in any manner or for any reason, in the case of either of subsection (i) or (ii) at any time while the Hospital Facility(ies) to which such licensed beds relate are or were leased pursuant to any ML Lease (even if any such Hospital Facility ceases to be leased pursuant to any ML Lease), must at all times be equal to or less than 18 such beds (the “Section 7.2.7(m) Number”).”

With regard to Section 7.2.7 of ML1, Lessor and Tenant agree that, from and after the Amendment Effective Date, (i) licensed beds at the Subject Facility may not be sold or delicensed pursuant to such Section 7.2.7 and (ii) transfers or sales of licensed beds at the Subject Facility in connection with a sale of the Subject Facility under the terms of this Amendment shall not count against the Section 7.2.7(m) Number referenced in amended and restated Section 7.2.7(m) above.

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3. Additional Subject Facility Provisions. Notwithstanding Section 2 or the other provisions of this Amendment, Lessor and Tenant agree that:

3.1. Definitions. The following terms shall be defined as follows:

3.1.1. As it relates to a particular Subject Facility and as of a particular date, (a) the term “Expiration Date” shall mean the then current expiration date of ML1 as it relates to such Subject Facility, assuming that ML1 will not be renewed with respect to such Subject Facility at the next renewal date applicable thereto, (b) the term “Election Exercise Date” shall mean the date that Lessor makes, or is deemed to have made, a Termination Election with respect to such Subject Facility, and (c) the term “Payment Date” shall mean the tenth (10th) business day after the earlier of (i) the date the Fair Market Value of such Subject Facility is determined as provided in Section 3.1.3 below, or (ii) the date that Lessor notifies Tenant that Lessor has elected to forego determining the Fair Market Value of such Subject Facility pursuant to Article XXXV of ML1. The terms “Election Date” and “Payment Cap Amount” shall mean, as they relate to a particular Subject Facility, the following:

Subject Facility	Election Date	Payment Cap Amount

Kindred Hospital- Phoenix	4/30/2019	$7,000,000

3.1.2. The term “Boarded Up Condition” shall mean, as it relates to a particular Subject Facility, that, at Tenant’s sole cost and expense and in accordance with all applicable Legal Requirements and good engineering, architectural and construction practices, (a) a Facility Termination has been completed relative to such Subject Facility, (b) Tenant has performed any and all repairs, replacements and other work at or to such Subject Facility that is required under any provision of ML1, including, without limitation, Section 9.1(a) and/or Section 9.1(d) thereof, through the Expiration Date relating to such Subject Facility (or, if earlier, the Payment Date relating to such Subject Facility), (c) Tenant has delivered the structural components and operating systems of such Subject Facility to Lessor in condition so that the same are ready for recommencement of use in good condition and operating repair to the extent required by the terms and provisions of ML1, and (d) without limitation of subsections (a), (b) and (c) above, Tenant has otherwise delivered such Subject Facility to Lessor in a condition that complies with any applicable provisions of ML1.

3.1.3. The term “Payment Amount” shall mean, as it relates to a particular Subject Facility, an amount (but not to exceed the Payment Cap Amount relating to such Subject Facility) equal to the greater of (a) the Fair Market Value of such Subject Facility as of the Election Exercise Date relating to such Subject Facility and (b) Three Million Dollars ($3,000,000.00). In the case of each Subject Facility as to which Lessor has made, or is deemed to have made, a Termination Election, Lessor and Tenant shall, as soon as practicable after the Election Exercise Date and at Tenant’s sole cost, determine the Fair Market Value of such Subject Facility as of such date in accordance with the terms of Article XXXV of ML1 (but, for purposes of such determination, assuming that

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such Subject Facility is in Boarded Up Condition)), provided that Lessor may, in its sole discretion and by written notice to Tenant, elect to forego having the Fair Market Value of such Subject Facility determined by appraisal, and in such event, the Payment Amount shall be equal to the lesser of the Payment Cap Amount relating to such Subject Facility and Three Million Dollars ($3,000,000.00).

3.2. Each Subject Facility is, as of the Amendment Effective Date, removed from the Renewal Group of which it is a part (the Renewal Group of which a particular Subject Facility was formerly a part is herein referred to as the “Former Renewal Group” relative to such Subject Facility). If Tenant elects to exercise an available Renewal Option relating to such Former Renewal Group, ML1 shall also automatically be renewed with respect to such Subject Facility for an additional five (5) years, and, during such extended term, the Base Rent allocable to such Subject Facility shall be equal to Twelve Dollars ($12.00) per annum. If Tenant has no remaining Renewal Options relating to such Former Renewal Group or if Tenant has elected not to exercise an available Renewal Option relating to such Former Renewal Group, ML1 shall expire as it relates to such Subject Facility on the Expiration Date, and Lessor shall be deemed to have made a Termination Election with respect to such Subject Facility as of six (6) months prior to such Expiration Date (if Lessor has not already expressly so elected).

3.3. In the case of any Subject Facility that is still demised under ML1 as of six (6) months preceding the Election Date relating to such Subject Facility, if Tenant has not already completed a Facility Termination relative to such Subject Facility, Tenant shall, as of such date, commence (or, if applicable, continue) a Facility Termination relating to such Subject Facility and Tenant shall thereafter proceed diligently and in compliance with all applicable Legal Requirements to complete such Facility Termination in accordance with the requirements and terms set forth in Section 2.6 of this Amendment by not later than the Election Date relating to such Subject Facility.

3.4. At any time on or after the Election Date relating to each Subject Facility, Lessor may, in its sole discretion, elect to notify Tenant in writing that Lessor has elected to have ML1 terminate as it relates to such Subject Facility (herein, a “Termination Election”). If Lessor makes, or is deemed to have made, a Termination Election with respect to a particular Subject Facility, the following provisions shall be applicable:

(a) ML1 shall terminate as it applies to such Subject Facility as of the Payment Date in accordance with the terms of this Amendment and Section 40.16 and the other terms of ML1 (in the event of any conflict in such terms, the terms of this Amendment shall control);

(b) Tenant shall surrender possession of such Subject Facility to Lessor in Boarded Up Condition (and, notwithstanding Section 37.2 of ML1 or anything to the contrary contained in this Amendment, Lessor shall not be obligated to pay to Tenant any amount on account of any Tenant’s Personal Property that remains at such Subject Facility as of such Payment Date);

(c) until such Payment Date, each of Lessor and Tenant shall remain obligated to perform their respective duties, liabilities and other obligations under ML1 relative to such Subject Facility and, without limitation of the foregoing, shall comply with the provisions of Section

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40.3 of ML1 and any other applicable provisions of ML1 relating to transfer of operations (but subject to any modification of such duties, liabilities and other obligations that is necessitated by Tenant’s obligation to surrender possession of such Subject Facility in Boarded Up Condition);

(d) on or prior to such Payment Date relating to such Subject Facility, Tenant shall pay to Lessor the Payment Amount that applies to such Subject Facility; and

(e) in addition to payment of the aforesaid Payment Amount, Tenant shall be obligated, promptly following receipt of a request therefor from Lessor from time to time accompanied by reasonable supporting documentation, to pay to Lessor (or, as applicable, to reimburse Lessor for) the amount of any out-of-pocket costs incurred by Lessor in connection with any efforts, prior to the Payment Date relating to such Subject Facility, to sell such Subject Facility pursuant to any provisions of this Amendment (and Lessor shall have no responsibility to Tenant for any such out-of-pocket costs incurred by Tenant in connection with any such sale efforts prior to the Payment Date); provided, that Tenant shall not be obligated to make any payments to Lessor pursuant to this section 3.4(e) with respect to a specific Subject Facility to the extent any such payment, when aggregated with the applicable Payment Amount and the prior payments made pursuant to this Section 3.4(e) with respect to such Subject Facility (if any), would cause such aggregate amount to exceed the applicable Payment Cap Amount.

3.5. In the case of any Subject Facility that is still demised under ML1 as of the Election Date relating to such Subject Facility, except with the consent of Lessor, in its sole discretion, (a) without limitation of subsection (b) below and subject to any obligations that Lessor and/or Tenant may have under any existing purchase and sale agreement that may have been entered into with respect to such Subject Facility pursuant to Section 2 hereof, the efforts of Lessor and Tenant to sell such Subject Facility pursuant to Section 2 above shall cease as of such Election Date, and (b) under no circumstances shall any purchase and sale agreement relating to such Subject Facility that is entered into pursuant to Section 2 of this Amendment provide for or allow a closing date thereunder that is later than six (6) months prior to such Election Date.

3.6. In the case of any Subject Facility as to which Tenant has completed the Facility Termination steps set forth in Section 2.6.1 above, has put such Subject Facility into Boarded Up Condition and has so notified Lessor in writing, Lessor and Tenant shall, as soon as practicable thereafter, but in no event later than one hundred fifty (150) days after the issuance by either party of an Appraisal Notice (it being hereby agreed that Lessor and Tenant shall cooperate and endeavor in good faith to complete the following determination of Fair Market Value as quickly as practicable), and at Tenant’s sole cost, determine the Fair Market Value of such Subject Facility as of the date of Tenant’s aforesaid notice in accordance with the terms of Article XXXV of ML1 (but, for purposes of such determination, assuming that such Subject Facility is in Boarded Up Condition), and, for a period of three hundred sixty-five (365) days after the determination of such Fair Market Value, Lessor agrees that it shall be commercially unreasonable for it to disapprove the purchase price set forth in an offer to purchase such Subject Facility, if such purchase price is equal to or exceeds (a) 80% of the Fair Market Value of such Subject Facility as so determined for the first one hundred eighty (180) days after the date of such determination or (b) 85% of the Fair Market Value of such Subject Facility as so determined for one hundred eighty-five (185) days after the period in clause (a) expires, but

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Lessor shall retain the right to disapprove of any other terms of such offer, as and to the extent allowed in Section 2 above (e.g., on the grounds that the offeror will not be able to satisfy customary requirements with respect to Office of Foreign Asset Control and executive orders regarding terrorism). For the avoidance of doubt, any determination of Fair Market Value made pursuant to this Section 3.6 shall not apply or otherwise bind the parties hereto in any way with respect to the definition of Payment Amount or any determination of any Payment Amount.

4. Certain Lessor Costs. Tenant shall pay, as Additional Charges, on behalf of Lessor, or reimburse Lessor for, any and all actual, reasonable, and documented third party out-of-pocket costs or expenses paid or incurred by Lessor, including, without limitation, reasonable attorneys’ fees, in connection with the negotiation, execution and delivery of this Amendment.

5. Conflict; Unified Commercial Operating Lease. In the event of a conflict between ML1 and this Amendment, this Amendment shall control in all events. Except as set forth in this Amendment, ML1 shall remain in full force and effect. It is acknowledged and agreed that, except as otherwise expressly provided herein or in ML1, the inclusion of each of the Leased Properties on a continuing basis in ML1 is an essential element of the leasing transaction described in ML1 for Lessor, and that, except as otherwise expressly provided herein or in ML1, Lessor shall not be obligated and may not be required to lease to Tenant less than all of the Leased Properties demised pursuant to ML1. It is further acknowledged and agreed that ML1 is not a residential lease within the meaning of the U.S. Bankruptcy Code, as amended, and that ML1 is an operating lease, and not a capital lease, for all accounting, tax and legal purposes.

6. Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, and signature pages may be delivered by facsimile or electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Integration. This Amendment and ML1 contain the entire agreement between Lessor and Tenant with respect to the subject matter hereof. No representations, warranties or agreements have been made by Lessor or Tenant except as set forth in this Amendment and ML1.

8. Severability. If any term or provision of this Amendment is to be invalid or unenforceable, such term or provision shall be modified as slightly as possible so as to render it valid and enforceable; if such term or provision, as modified, shall be held or deemed invalid or unenforceable, such holding shall not affect the remainder of this Amendment and same shall remain in full force and effect.

9. Subject to Law. This Amendment was negotiated in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. In all respects, the law of the State of New York shall govern the validity of and enforceability of the obligations of the parties set forth herein, but the parties hereto will submit to jurisdiction and the laying of venue for any suit on this Amendment in the Commonwealth of Kentucky.

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10. Waivers. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant herein.

11. Binding Character. This Amendment shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Lessor and Tenant.

12. Modification. This Amendment may be only be modified by a writing signed by both Lessor and Tenant.

13. Forbearance. No delay or omission by any party hereto to exercise any right or power accruing upon any noncompliance or default by any other party hereto with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

14. Headings and Captions. The headings and captions of the sections of this Amendment are for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

15. Gender and Number. As used in this Amendment, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary.

16. Coordinated Disclosures. The parties hereto shall cooperate with respect to any disclosures of information concerning this Amendment and the transactions contemporaneous herewith, and shall share such disclosures with the other parties a reasonable period of time prior to making such disclosures in order to facilitate such cooperation.

17. Authority. The parties represent and warrant to each other that each of them, respectively, has full power, right and authority to execute and perform this Amendment and all corporate action necessary to do so has been duly taken. In order to induce Lessor to enter into this Amendment, Tenant hereby represents and warrants to Lessor that Tenant’s entry into this Amendment does not require that any consent or approval first be obtained from any lender of Tenant or its Affiliates.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TENANT:

KINDRED HEALTHCARE, INC., a Delaware corporation formerly known as Vencor, Inc.

By:	/s/ Cristina E. O’Brien
Name:	Cristina E. O’Brien
Its:	Vice President, Real Estate Counsel

TENANT:

KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation formerly known as Vencor Operating, Inc.

By:	/s/ Cristina E. O’Brien
Name:	Cristina E. O’Brien
Its:	Vice President, Real Estate Counsel

LESSOR:

VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Ventas, Inc., a Delaware corporation, its general partner

	By:	/s/ Brian K. Wood
	Name:	Brian K. Wood
	Its:	Senior Vice President and Chief Tax Officer

ATTACHMENT 1

BANK:	Bank of America 100 West 33rd Street New York, NY 10001

PAYEE	Ventas, Inc.

ABA:	026009593

A/C #:	4427813795

ATTACHMENT 2

Form of Purchase and Sale Agreement

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made by and between                                         , a                                          (“Purchaser”),                                         , a                                          (“Seller”), effective as of             , 201     (the “Effective Date”).

R E C I T A L S

A. Seller is the owner of a fee simple interest in that certain real property located in                                          County,                                         , as more particularly described on Exhibit A attached hereto, which real property is improved with a [long term acute care hospital] located at                                         ,                                         ,                                          (referred to herein from time to time as the “Facility”). Such real property, Facility, any other improvements located on such real property, together with all appurtenances relating thereto, and the personal property owned by Seller and located on such real property, are collectively referred to herein as the “Property.”

B. Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, in accordance with the terms and conditions contained in this Agreement.

A G R E E M E N T

NOW, THEREFORE, for and in consideration of the covenants, agreements and promises herein contained, and in consideration of the payment of the purchase price as stated below, and for other good and valuable consideration, the parties do hereby covenant and agree as follows:

1. Agreement to Buy and Sell. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

2. Purchase Price; Terms. The purchase price for the Property (the “Purchase Price”) shall be [                                         ] Dollars ($[        ]). The Purchase Price shall be paid by Purchaser to Seller in immediately available cash at the Closing (as defined below).

3. Deposit; Liquidated Damages.

(a) Within two (2) business days after the Effective Date, Purchaser shall deliver to [First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attn: Richard Seidel] (the “Title Company”), as escrow holder, the sum of [                                        ] Dollars ($[        ]) (the “Deposit”), which shall be held in escrow by the Title Company in accordance with the terms of this Agreement.

(b) The Deposit shall be deposited by the Title Company in an interest-bearing deposit account, and all interest earned thereon shall accrue to the benefit of Purchaser. The Deposit, and all interest thereon, shall be applied toward payment of the Purchase Price at the Closing, provided the Closing occurs. If the Closing does not occur due to a breach of this Agreement by Purchaser, Seller may either (i) enforce specific performance of this Agreement, or (ii) terminate this Agreement and retain the Deposit, including accrued interest, as liquidated damages, in which case, neither party shall have any further rights, duties or obligations under this Agreement. If the Closing does not occur solely due to a breach of this Agreement by Seller, Purchaser may either, as its sole and exclusive remedy, (x) enforce specific performance of this Agreement, or (y) terminate this Agreement and receive the return of the Deposit and all interest thereon. Nothing contained in this Agreement limits Seller’s liability for a breach by Seller of any representations, covenants, indemnities or obligations that survive the Closing, and Purchaser will have the right to pursue any remedies available at law or in equity against Seller for a breach of such representations, covenants, indemnities and obligations; provided, however, in no event shall Seller ever be liable to Purchaser hereunder for any punitive, speculative or consequential damages. This Agreement, together with such further instructions, if any, as the parties shall provide to the Title Company by written agreement, shall constitute the escrow instructions to the Title Company, including without limitation the standard printed general escrow instructions of the Title Company, incorporated herein by this reference.

IN THE EVENT SELLER IS ENTITLED TO RETAIN THE DEPOSIT PURSUANT TO THE FOREGOING SECTION 3(b), THE DEPOSIT, ALONG WITH ACCRUED INTEREST, SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES AND DOES NOT CONSTITUTE A PENALTY.

Purchaser’s Initials:                      Seller’s Initials:

(c) The parties hereto expressly agree that if the parties give the Title Company contradictory instructions, the Title Company shall have the right at its election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves and the Title Company is authorized to deposit with the clerk of the court all documents and funds held pursuant to this Agreement. If such action is filed, the parties agree to pay the Title Company’s cancellation charges and costs, expenses and reasonable attorneys’ fees which the Title Company is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such an action, the Title Company shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of this Agreement or any other instructions given to the Title Company hereunder.

4. Due Diligence Period.

(a) As soon as practicable after the Effective Date, Seller shall deliver or cause to be delivered to Purchaser: (i) a preliminary title report from the Title Company (the “PTR”) for the Property; (ii) copies of the property tax billings associated with the Property for the last two (2) years; (iii) any ALTA survey of the Property currently in Seller’s possession; (iv) any property or building condition reports in Seller’s possession with respect to the Property; and (v) any soil, engineering or environmental reports in Seller’s possession with respect to the Property (collectively, the “Due Diligence Materials”).

(b) On or before the date (the “Due Diligence Expiration Date”) that is                                          (    ) calendar days after the Effective Date, Purchaser shall have completed its due diligence investigation of the Property. At any time prior to the Due Diligence Expiration Date, Purchaser may notify Seller expressly and in writing that Purchaser has determined, for any reason or no reason, in its sole and absolute discretion that it will not complete the proposed acquisition of the Property, and is thereby terminating this Agreement (the “Termination Notice”). If Seller does not

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receive the Termination Notice on or before the Due Diligence Expiration Date, then, absent a default solely on the part of Seller under this Agreement, the Deposit shall become nonrefundable to Purchaser and Purchaser shall be obligated to close on its purchase of the Property upon the satisfaction of the conditions precedent in favor of Purchaser set forth in Section 6(b) below, with all other conditions precedent in favor of Purchaser then being deemed satisfied or waived.

(c) At any time between the Effective Date and the Closing, subject to the rights of Operator under the Facility Lease (both as defined below) and upon twenty-four (24) hours prior written notice to Seller, Purchaser and its agents, employees and contractors shall have the right to enter the Property during reasonable business hours, at times acceptable to Operator, and, while thereon, make surveys, investigations and appraisals, take measurements, make structural, mechanical, architectural, zoning, land use, market and engineering studies, and make any other inspections and studies of the Property deemed appropriate by Purchaser, all at Purchaser’s expense; provided, however Purchaser shall not (i) take any samples of materials of any kind from the Property, or (ii) perform any physically invasive procedure at the Property (such as a Phase II environmental audit) without, in each case, the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Purchaser will cooperate with Seller and/or Operator to conduct the investigations, analyses, surveys, and reviews contemplated in this Section 4(c) in such a manner as to cause as little disruption to the business conducted at the Property as possible.

(d) Seller hereby agrees to use commercially reasonable efforts to cause Operator to cooperate with Purchaser in connection with its investigation of the Property pursuant to Section 4(c) above; provided, however, the foregoing shall not be deemed to require Seller to expend any money, incur any expense or institute any judicial or other proceeding against Operator in connection therewith. Additionally, Purchaser may contact Operator and its representatives in connection with its due diligence review of the Property; provided, however, Purchaser may only interview or otherwise communicate (in person, by phone or otherwise) with Operator and/or its employees or representatives with the participation of a representative of Seller, unless Seller specifically consents to the contrary in writing in each instance. Seller hereby agrees to make a representative of Seller reasonably available for such purpose during regular business hours on business days, but only upon reasonable advance notice from Purchaser. Purchaser agrees that in connection with its investigation of the Property or contact with Operator or its employees or representatives, Purchaser shall not unreasonably disrupt or interfere with the operations at the Property or Seller’s business relationship with Operator. Upon Seller’s reasonable determination that Purchaser has violated the preceding sentence, Seller shall have the right, exercisable in its sole and absolute discretion, to limit, restrict or prohibit any further communication between Purchaser and Operator.

(e) If Purchaser exercises its rights under Section 4(c) above, it shall keep the Property free and clear of any liens or claims resulting therefrom, and Purchaser shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect and hold harmless Seller and its direct and indirect subsidiaries and affiliates, and their respective agents, beneficiaries, members, managers, partners, employees and Operator from and against any and all liability, loss, cost, damage or expense (including, without limitation, attorneys’ fees and costs) that Seller may sustain or incur by reason of or in connection with any tests made by Purchaser or Purchaser’s agent or contractors relating to or in connection with the Property or entries by Purchaser or its agents or contractors onto the Property. Purchaser shall restore any portion of the Property damaged by such exercise to substantially the same condition immediately before such exercise. The rights and obligations of the parties under this subsection shall survive Closing or any earlier termination of this Agreement. Purchaser shall use care and consideration in connection with all of its inspections. Prior to any entry on the Property by Purchaser or its agents or consultants, Purchaser shall secure and maintain, or shall cause its agents and

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consultants to secure and maintain, the following insurance written by insurers that have an A.M. Best Rating of A-VII or better: (i) a commercial general liability policy (including contractual liability and independent contractors liability) written on an occurrence policy form, in an amount of not less than One Million Dollars ($1,000,000) each occurrence and Three Million Dollars ($3,000,000) in the aggregate and with a deductible (or self-insured retention) in an amount not to exceed $10,000, which will cover the activities and actions of Purchaser and its agents and consultants on the Property and shall name Seller and its direct and indirect subsidiaries and affiliates, and their respective agents, beneficiaries, members, managers, partners, employees and any mortgagee of Seller or any ground lessor, as well as Operator, as additional insureds thereunder, (ii) workers’ compensation and employer’s liability insurance in accordance with the provisions of                      law; and, (iii) business auto liability insurance covering all owned, non-owned and hired vehicles in an amount of not less than One Million Dollars ($1,000,000) each accident. Such insurance required in this Section 4(e) shall be primary and non-contributory with any insurance maintained by Seller or Operator. Purchaser shall provide a certificate of insurance to Seller evidencing the insurance required herein prior to any entry on the Property by Purchaser or its agents or consultants. If the commercial general liability insurance coverage is written on a claims-made policy form, such coverage shall have a retroactive date not later than the Effective Date and Purchaser shall for a period of two (2) years after completion of Purchaser’s due diligence, including physical inspections of the Property, (A) maintain commercial general liability insurance, at Purchaser’s sole cost and expense, satisfying the foregoing, or (B) secure “tail” or extended reporting coverage. This provision shall survive the Closing or any earlier termination of this Agreement.

(f) In consideration for Seller granting to Purchaser the right to inspect the Property and allowing Purchaser access to the Property for the purposes of its due diligence, Purchaser has paid to Seller concurrently with the execution of this Agreement the sum of One Hundred Dollars ($100), cash-in-hand, which amount constitutes independent consideration, separate and apart from the Purchase Price and is non-refundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement in consideration of the rights and options granted by Seller under this Agreement.

(g) If this Agreement terminates for any reason, Purchaser shall (i) deliver to Seller a copy of any tests, audits, surveys, reports, studies and the results of any and all investigations and inspections performed for Purchaser by third parties which are requested in writing by Seller within ten (10) days of such request (excluding any proprietary materials and materials subject to the attorney-client and/or work product privilege); and (ii) return to Seller or certify the destruction of any and all Due Diligence Materials given to Purchaser by or on behalf of Seller within ten (10) days of the termination of this Agreement. The foregoing covenants of Purchaser shall survive any such termination of this Agreement.

(h) Purchaser agrees that any Due Diligence Material provided by Seller or Seller’s agents or brokers to Purchaser is provided for illustrative purposes only, and is not warranted by Seller as to accuracy, completeness, reliability or in any other manner.

5. Operations Transfer Agreement. As of the Effective Date, the Property is leased by Seller to                                          (“Operator”) pursuant to the terms of that certain                                          dated as of                      (as amended to date, the “Facility Lease”). Prior to the Due Diligence Expiration Date, Purchaser shall negotiate, execute and enter into an operations transfer agreement (the “OTA”) with Operator, pursuant to which, inter alia, Purchaser and Operator shall make certain agreements and arrangements concerning the orderly transfer and transition of the business operations at the Property (the “Operations Transfer”). Purchaser hereby agrees to diligently pursue the mutual execution of the OTA, and to exercise best efforts to enter into the OTA on

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or before the Due Diligence Expiration Date. Purchaser hereby acknowledges and agrees that Seller is only selling to it the Property and Purchaser shall solely rely on the provisions of the OTA with respect to the transfer of any operational assets and liabilities in connection with the operation of the business conducted at the Property. Upon execution, Purchaser shall provide Seller with a copy of the OTA executed by Purchaser and Operator.

6. Conveyance of Title; Closing Deliveries.

(a) At the Closing, Seller shall convey (i) title to the real property, together with any buildings or other improvements, included in the Property (the “Real Property”) by special warranty deed in the form of Exhibit B attached hereto (with any necessary modifications to conform with local laws for recording in the land records in the jurisdiction in which the Real Property is located) (the “Deed”), subject to all exceptions and encumbrances of record as of the Effective Date (except as provided in Section 6(b)(v) below), (ii) all of Seller’s right, title and interest in and to the tangible assets and personal property included in the Property by bill of sale in the form of Exhibit C attached hereto (the “Bill of Sale”). Seller covenants and agrees not to cause or permit any other defects in or encumbrances or limitations upon Seller’s title to the Real Property to arise from and after the Effective Date without the prior consent of Purchaser; provided, however, the foregoing shall not apply to statutory liens arising in the ordinary course for obligations that are not then yet due and payable.

(b) No later than the business day immediately prior to the Closing Date, Seller shall deliver to the Title Company in escrow:

(i) a duly executed and acknowledged original of the Deed;

(ii) a duly executed original of the Bill of Sale;

(iii) a duly executed affidavit of non-foreign status;

(iv) a duly executed counterpart to a closing statement prepared by the Title Company and approved by Seller and Purchaser, which shall conform to the proration and other relevant provisions of this Agreement (the “Closing Statement”);

(v) such documents reasonably required by the Title Company to (A) establish the authority of Seller to enter into and close the transactions contemplated hereby, and (B) delete from Purchaser’s title policy or affirmatively insure over (1) any fee simple mortgages or other monetary encumbrances placed against the Property by Seller and for which Operator is not responsible to pay under the Facility Lease and (2) any memorandum of lease that is of record relative to the Facility Lease;

(vi) a duly executed owner’s affidavit and gap indemnity in the form of Exhibit D attached hereto; and

(vii) any other documents required to comply with applicable federal, state or local laws, rules or regulations, including any filings or certifications required in connection with the transfer taxes payable in connection with the Closing.

(c) No later than the business day immediately prior to the Closing Date, Purchaser shall deliver to the Title Company in escrow:

(i) immediately available funds in the amount of the Purchase Price, plus any other sums required for costs to be paid by Purchaser pursuant to the terms of this Agreement, less any credits against the Purchase Price provided for herein, including, without limitation, the Deposit;

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(ii) a duly executed counterpart to the Closing Statement;

(iii) such documents reasonably required by the Title Company to establish the authority of Purchaser to enter into and close the transactions contemplated hereby; and

(iv) any documents required to comply with applicable federal, state or local laws, rules or regulations, including any filings or certifications required in connection with the transfer taxes payable in connection with the Closing.

(d) The parties shall also deliver at the Closing any other documents reasonably requested by the other party to complete and evidence the acquisition of the Property contemplated hereby.

7. Closing; Required Authorizations.

(a) The closing of the acquisition of the Property (the “Closing”) shall occur on the first (1st) day of the calendar month following the later of (a)                                          (    ) days after the Due Diligence Expiration Date (the “Outside Closing Date”) and (b) the date on which Purchaser obtains the Required Authorizations (as defined below) (as applicable, the “Closing Date”), and shall be consummated through the mutual exchange of documents and funds through the escrow established with the Title Company.

(b) Purchaser and Seller hereby agree that the Operations Transfer shall occur under the terms of the OTA as of 12:00:01 a.m. on the Closing Date, and that the Closing shall be deemed to have occurred concurrently therewith but the disbursement of funds and the release of closing documents by the Title Company hereunder shall not occur until the opening of business on the Closing Date, if the Closing Date is a business day, or the first (1st) business day following the Closing Date, if the Closing Date is not a business day (as applicable, the “Disbursement Date”). To effectuate the same, no later than the business day immediately prior to the Closing Date, each of Seller and Purchaser shall send written authorization to the Title Company authorizing the disbursement of funds and the release of all closing documents as of the opening of business on the Disbursement Date, and such authorizations shall be deemed irrevocable and unconditional on the part of the issuing party and the Title Company shall be required to act in accordance with such written authorizations as of the opening of business on the Disbursement Date. If the Operations Transfer occurs and either party, prior to the disbursement of funds and the release of all closing documents, takes any action to delay or prevent the disbursement of funds and the release of all closing documents as of the opening of business on the Disbursement Date, such action shall constitute an immediate breach of this Agreement and, notwithstanding anything to the contrary herein, including, without limitation, Section 3 above, the breaching party shall indemnify, defend and hold harmless the non-breaching party and its employees, affiliates, managers, shareholders, officers, directors and agents from any loss, cost, claim, damage, cause of action, liability, expense (including reasonable attorneys’ fees and costs), fine, penalty or forfeitures arising from or relating to the failure to consummate the Closing hereunder as of the Disbursement Date.

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(c) Purchaser hereby covenants and agrees to use its best efforts to secure the Required Authorizations prior to the Outside Closing Date, including, without limitation, by submitting its initial application for the Required Authorizations (the “Required Authorization Application”) with the applicable governmental authority within five (5) days of the Effective Date. Purchaser shall continuously use its best efforts and due diligence to obtain the Required Authorizations prior to the Outside Closing Date and shall promptly respond to any questions or information requests from any governmental authority responsible for or otherwise involved in the review of the Required Authorization Application. Upon Seller’s request, Purchaser shall furnish to Seller a copy of the Required Authorization Application and any correspondence or other written documentation received from or delivered to any governmental authority responsible for or otherwise involved in the review of Required Authorization Application. Purchaser shall keep Seller fully advised at all times as to the status of Purchaser’s efforts to obtain the Required Authorizations and of any material developments in connection therewith, including notifying Purchaser promptly following receipt of notice of the issuance of or rejection of the application for, the Required Authorizations. The foregoing obligations of Purchaser with respect to the Required Authorizations are collectively referred to herein as the “Licensing Obligations.” If (i) Purchaser does not obtain the Required Authorizations on or before the Outside Closing Date or (ii) Purchaser’s Required Authorization Application is rejected by the applicable governmental authority, such that Seller reasonably concludes that Purchaser will not be able to obtain the Required Authorizations on or before the Outside Closing Date, Seller, in its sole and absolute discretion and notwithstanding anything to the contrary herein, may terminate this Agreement by written notice to Purchaser at any time thereafter (the “Licensing Termination Notice”). If this Agreement is terminated due to the delivery of the Licensing Termination Notice, neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement, and, provided Purchaser has fully and timely satisfied the Licensing Obligations, the Deposit and all interest thereon shall be returned to Purchaser. The term “Required Authorizations” shall mean such consents, approvals and other assurances, oral or written, as are, under local custom and practice, customarily obtained from State licensing authorities by reasonable operators of facilities like the Facility, acting in good faith, before such an operator takes possession of, and begins to operate, a facility like the Facility. By way of example and without limitation of the foregoing, in the event that Purchaser receives permission from the applicable State licensing authorities to assume operational control of the Facility prior to the issuance of a non-provisional or non-conditional license for the Facility (e.g., due to a State licensing authority’s requirement that a survey of Purchaser’s operations at the Facility be completed prior to the issuance of a non-provisional or non-conditional license) and, under local custom and practice, reasonable operators of facilities like the Facility customarily take possession of, and begin to operate, facilities like the Facility on the basis of such permission, then, for purposes of this Section 7, the date of such permission would be treated as the date that Purchaser obtained the Required Authorizations.

8. Allocation of Costs and Expenses. Except as specifically provided herein, all costs and expenses incurred by Seller or Purchaser in connection with this transaction shall be paid by Purchaser, including, without limitation, (a) any deed or transfer taxes applicable to the Deed, (b) the premium for any title insurance requested by Purchaser (which title insurance shall be obtained, if at all, through the Title Company), and (c) all escrow fees, charges and expenses of the Title Company and the fees for recording the Deed. Notwithstanding the foregoing, Seller shall be responsible for the fees and expenses of Seller’s attorneys, accountants and professional advisors incurred in connection with this transaction.

9. Prorations. As the Facility Lease is a triple net lease and Operator is entitled thereunder to all revenue of the Property and liable for all expenses of the Property, including the payment of real property taxes, there shall be no credits or prorations at the Closing with respect to the revenues or costs associated with owning or operating the Property as between Purchaser and Seller, and all such prorations shall be between Purchaser and Operator under the terms of the OTA.

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10. Broker. At the Closing, Seller shall pay a commission to                      (“Seller’s Broker”) or its designee in connection with this transaction under a separate agreement between them. Except for any commission that may be payable to Seller’s Broker as set forth above, Seller and Purchaser hereby represent to the other that neither has discussed this Agreement or the subject matter thereof with any broker or salesman so as to create any legal right in any such broker or salesman to claim a commission or similar fee with respect to the purchase or sale of the Property contemplated by this Agreement. Purchaser and Seller hereby indemnify each other against and agree to defend and hold harmless the other from any and all claims for any commission or similar fees arising out of or in any way connected with any claimed agency relationship with the indemnitor and relating to the purchase and sale of the Property contemplated by this Agreement. The representations and indemnity obligations in this Section 10 shall survive the Closing.

11. Risk of Condemnation Pending the Closing. If, prior to the Closing, any condemnation or eminent domain proceeding shall be threatened or commenced by any public authority, or any agency thereof, against the Property, or any part thereof, the Closing shall nonetheless occur as scheduled, without any reduction in the Purchase Price, and any awards shall be paid to Purchaser. Seller shall not compromise or settle any claims to such awards without Purchaser’s prior written consent. Seller agrees to give Purchaser prompt notice of any taking or proposed taking of the Property.

12. Risk of Casualty Pending the Closing. If, prior to the Closing, the Property, or any part thereof, is destroyed or damaged by fire or other casualty, the Closing shall nonetheless occur as scheduled, without any reduction in the Purchase Price, and Seller’s rights to any insurance proceeds payable by reason of such damage or destruction shall be assigned to Purchaser and there shall be credited against the Purchase Price the amount of any applicable deductible not then paid by Seller. Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent. Seller agrees to give Purchaser prompt notice of any damage or destruction of the Property.

13. Notice.

(a) Any notice, election or other communication required or permitted hereunder shall be delivered by hand (or nationally-recognized courier service) to the following named persons or by certified United States mail, return receipt requested, postage and charges prepaid, to the following addresses:

to Purchaser:	[ ]
[ ]
[ ]
Attention: [ ]

with a copy to:	[ ]
[ ]
[ ]
Attention: [ ]

to Seller:	c/o Ventas, Inc.
[ ]
[ ]
Attention: [ ]

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with a copy to:	c/o Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654
Attention: Legal Department, Asset Management Counsel

with a copy to:	[ ]
[ ]
[ ]
Attention: [ ]

(b) Any notice, election or other communication delivered or mailed as aforesaid shall be effective upon delivery.

(c) Each party hereto may change its address and addressee for notice, elections and other communications from time to time by notifying the other parties hereto of the new address and addressee in the manner provided for giving notice herein.

14. Representations and Warranties.

(a) As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants as follows (all of which shall expressly survive Closing for one (1) year, but no longer):

(i) Seller is a                                         , duly organized, validly existing and in good standing under the laws of the State of                                          and duly qualified to transact business in the State of                                         .

(ii) This Agreement and all the documents to be executed and delivered by Seller to Purchaser or the Title Company pursuant to the terms of this Agreement (A) will have been, as of the execution date of each respective document, duly authorized, executed and delivered by Seller; (B) are or will be legal and binding obligations of Seller as of the date of their respective executions; (C) are or will be, as of the execution date of each respective document, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); (D) to the best of Seller’s knowledge, do not, and will not at the Closing, require Seller to obtain the consent to the transactions hereby contemplated from any lender to Seller; and (E) do not, and will not at the Closing, violate any provision of any agreement to which Seller is a party, any of Seller’s organizational documents or any existing obligation of or restriction on Seller under any order, judgment or decree of any state or federal court or governmental authority binding on Seller.

(b) As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as follows (all of which shall expressly survive Closing for one (1) year, but no longer):

(i) Purchaser is a [                                        ], duly organized, validly existing and in good standing under the laws of the State of [                                        ], and its federal employer identification number is [                                        ].

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(ii) This Agreement and all the documents to be executed and delivered by Purchaser to Seller or the Title Company pursuant to the terms of this Agreement (A) will have been, as of the execution date of each respective document, duly authorized, executed and delivered by Purchaser; (B) are or will be legal and binding obligations of Purchaser as of the date of their respective executions; (C) are or will be, as of the execution date of each respective document, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (D) do not, and will not at the Closing, violate any provision of any agreement to which Purchaser is a party, any of Purchaser’s organizational documents or any existing obligation of or restriction on Purchaser under any order, judgment or decree of any state or federal court or governmental authority binding on Purchaser.

15. RELEASE; AS-IS/WHERE-IS.

(a) PURCHASER, ON BEHALF OF ITSELF AND ITS EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS, ATTORNEYS AND OTHER REPRESENTATIVES, AND EACH OF THEM, HEREBY RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES AND LIABILITIES OF ANY NATURE WHATSOEVER, WHETHER ALLEGED UNDER ANY STATUTE, COMMON LAW OR OTHERWISE, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATED TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE PROPERTY.

(b) Except for the representations of Seller set forth in Section 14(a) and those warranties of title to be included in the Deed, Seller is not making any representations or warranties with respect to the Property, and the Property is being sold “AS-IS, WHERE-IS WITH NO REPRESENTATIONS OR WARRANTIES EXPRESSED OR IMPLIED AND WITH ALL FAULTS” in accordance with the provisions of this Section 15, it being understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that the Property is being sold by Seller and purchased by Purchaser to the foregoing. Purchaser has or shall perform its own due diligence in determining whether to purchase the Property and Purchaser is not relying on any representations or warranties of Seller in determining whether to purchase the Property. Except for those warranties of title to be included in the Deed, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to: (a) the value of the Property; (b) the income to be derived from the Property; (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including any development of the Property; (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (e) the manner, quality, state of repair or lack of repair of the Property; (f) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (g) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (h) the manner, condition or quality of the construction or materials incorporated into the Property; (i) compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements; (j) the presence or absence of hazardous materials at, on, under or adjacent to the Property;

23

(k) the conformity of the improvements to any plans or specifications for the Property; (l) the conformity of the Property to past, current or future applicable zoning or building requirements; (m) adequacy or deficiency of any drainage; (n) the existence of vested land use, zoning or building entitlements affecting the Property; or (o) with respect to any other matter concerning the Property, including any and all such matters referenced, discussed or disclosed in any documents delivered by Seller to Purchaser, in any public records of any governmental agency or entity or utility company.

16. Time of Essence. Time is of the essence as to all dates and times of performance pursuant to this Agreement. Notwithstanding the foregoing, in the event the date for the performance of an action or the giving of a notice falls on a Saturday, Sunday or a federal-banking holiday, then the date for the performance of such action or giving of such notice shall be automatically extended to the next succeeding business day; provided, however, the foregoing shall not be applicable to the Closing, which shall occur on the scheduled date, regardless if the same is a business day.

17. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended except by written instrument executed by all the parties hereto.

18. Headings; Defined Terms; Interpretation. The paragraph and section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof. As used herein, a “business day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in                     ,                     , are authorized by law or other governmental action to close. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party that drafted such language.

19. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of [                                        ].

20. Attorneys’ Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and assigns, if any. It is specifically agreed that Purchaser may nominate another party to take title to the Property at Closing, but no such nomination shall relieve Purchaser of any liability hereunder. If Purchaser nominates another party to take title to the Property, Purchaser shall, prior to the Closing, provide to Seller the federal employer identification number for such nominee.

22. 1031 Exchange. Purchaser or Seller may consummate the purchase or sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the

24

Exchange be a condition precedent or condition subsequent to Purchaser’s or Seller’s obligations under this Agreement; (b) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (c) a party performing an Exchange shall pay any additional costs that would not otherwise have been incurred had such party not consummated an Exchange; (d) neither party’s acquiescence to an Exchange shall affect or diminish in any manner its rights hereunder nor shall the party not performing an Exchange be responsible for compliance with or be deemed to have warranted to the other party that the Exchange in fact complies with Section 1031 of the Code; and (e) any party performing an Exchange shall indemnify, defend, and hold harmless the other party from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection therewith.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. Executed copies hereof may be delivered by facsimile, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

24. Confidentiality. Purchaser agrees that, (a) except as otherwise required by valid law and (b) except to the extent reasonably necessary to deliver such documents or information to Purchaser’s employees, agents, attorneys and/or consultants (collectively, “Purchaser’s Representatives”) in connection with Purchaser’s evaluation of this transaction, Purchaser shall use all diligent efforts to keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Due Diligence Materials and all information regarding Purchaser’s acquisition of the Property, strictly confidential. Purchaser agrees that Purchaser shall be liable for any breach of this Section 24 by Purchaser’s Representatives. The provisions of this Section 24 shall survive any termination of this Agreement but shall not survive the Closing.

25. Submission Not An Offer. Submission of this Agreement to Purchaser does not constitute an option or offer to sell the property and this Agreement shall not be effective unless and until execution and delivery occurs by both Purchaser and Seller.

[Signature Page Follows]

25

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

[ ], a [ ]

By:
Name:
Title:

[Signatures continue on next page]

SELLER:

[ ], a [ ]

By:
Name:
Title:

CONSENT OF ESCROW

The undersigned agrees to (a) accept this Agreement; (b) be escrow holder under this Agreement; and (c) be bound by this Agreement in the performance of its duties as the Title Company and escrow holder. However, the undersigned will have no obligations, liability or responsibility under this Agreement or any amendment hereto unless and until this Agreement and such amendment, as applicable has been fully executed by the parties hereto and delivered to the undersigned.

TITLE COMPANY:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

First American Title Insurance Company National Commercial Services 30 North LaSalle Street, Suite 2700 Chicago, Illinois 60602 Attn: Richard Seidel

Dated: , 20

Escrow No.

EXHIBIT A

Legal Description

Exhibit A

EXHIBIT B

Form of Deed

SPECIAL WARRANTY DEED

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged,                                         , a                                          (”Grantor”), hereby grants to                                         , a                                          (“Grantee”), all of that certain real property more particularly described in Schedule 1 attached hereto and incorporated herein by this reference (the “Property”), subject to (a) all non-delinquent real property taxes, (b) all non-delinquent special assessments, if any, and (c) all other liens, leases, easements, encumbrances, covenants, conditions, restrictions and other matters of record.

Grantor does hereby covenant and agree to and with Grantee that GRANTOR WILL WARRANT AND DEFEND the Property against all persons lawfully claiming, or to claim the same, by, through or under Grantor and none other, subject to the above matters. Except as aforesaid, Grantor makes no other warranties of title relative to the Property.

Dated: , 20

[ ], a [ ]

By:
Name:
Title:

STATE OF ILLINOIS )
	)	ss.
COUNTY OF COOK	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this     day of             , 20    , before me personally appeared                     , to me known to be the                      of [                ], the [                    ] that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

Exhibit B-1

WITNESS my hand and official seal hereto affixed the date and year first above written.

Notary Public in and for the State of

Residing at

My commission expires:

Type or Print Notary Name

Exhibit B-2

EXHIBIT C

Form of Bill of Sale

BILL OF SALE

Pursuant to that certain Purchase and Sale Agreement dated as of             , 20     (the “Purchase Agreement”), by and between                                         , a                                          company (“Seller”), and                                         , a                                          (“Purchaser”), and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby grant, bargain, sell, convey, assign and transfer to Purchaser, all of Seller’s right, title and interest, if any, in and to, all personal property which is located on that certain real property described on Exhibit A attached hereto (the “Personal Property”) and owned by Seller.

TO HAVE AND TO HOLD, all and singular, the Personal Property hereby sold, assigned, transferred and conveyed to Purchaser, its successors and assigns, to and for its own use and benefit. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT ANY AND ALL PERSONAL PROPERTY BEING TRANSFERRED HEREUNDER ARE ON AN AS-IS, WHERE-IS BASIS WITH ALL FAULTS AND CONDITIONS. SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

Dated as of this      day of            , 20    .

SELLER:

[ ], a [ ]

By:
Name:
Title:

Exhibit C

EXHIBIT D

Form of Owner’s Affidavit

SELLER’S DECLARATION

TITLE COMPANY: FIRST AMERICAN TITLE INSURANCE COMPANY

ORDER NO.:

SELLER:                                          , a

PURCHASER:                                         , a

PROPERTY DESCRIPTION (the “Property”): See Exhibit A attached hereto

The undersigned, on behalf of Seller, declares that, to the undersigned’s actual and current knowledge, the following information is true and correct (as used herein, the phrase “the undersigned’s actual and current knowledge” means the actual knowledge of the undersigned, after having made reasonable inquiry with the employee(s) of Ventas, Inc. or its subsidiaries most likely to have knowledge of the accuracy of the information set forth in this instrument):

1.	Purpose of Declaration. This declaration is made to the Title Company as an inducement to it to complete a transaction concerning the Property. Seller acknowledges that Title Company is relying upon the representations in this declaration as being true and correct and that the transaction contemplated would not be consummated without this declaration being executed.

2.	Debts and Liens. Except as indicated below, there are no loans, tax liens, abstract of judgment liens or other real estate liens affecting the Property that are not of public record.

Exceptions:

3.	Real Property and Personal Property Taxes. All real property taxes assessed against the Property which are due and payable have been paid in full, except as shown on the public records.

4.	Improvement debts and liens. During the six (6) months immediately preceding the date of this declaration, Seller has not contracted with any person to whom a debt is due for labor or materials furnished in the erection, alteration, repair or removal of a building or structure upon the Property, or to the improvement of or alteration to the Property, in procuring or furnishing such labor or materials for work performed during the past six (6) months.

5.	Other Contracts. Other than the agreement to sell the Property to Purchaser (which agreement is set forth in that certain Purchase and Sale Agreement dated as of , 201 , by and between Seller and Purchaser), there are no other unreleased contracts of sale concerning the Property.

Exhibit C

6.	CC&R’s. Seller has not received any notice of violation of recorded covenants, conditions and restrictions.

7.	Leases. No unrecorded written leases or oral leases affect the Property, excluding, however, (a) rights of residents of the facility on the land pursuant to unrecorded residency agreements, if any, and (b) that certain dated , by and between, inter alia, Seller, as landlord, and , as tenant (as amended to date, the “Facility Lease”). The Facility Lease is being terminated with respect to the Property concurrently with the sale of the Property to Purchaser.

As an inducement to the Title Company to insure over any defects, liens, encumbrances, adverse claims or other matters created, first appearing in the public records or attaching during the period between             , 201   and date on which the deed conveying the Property from Seller to Purchaser is recorded in the official records of                                         ,                                          (the “Recording Date”), and of which the undersigned (or any party claiming under the undersigned) had knowledge (“New Title Matters”), the undersigned hereby agrees to: (1) promptly remove, bond over or otherwise dispose of any such New Title Matters, and (2) hold harmless and indemnify the Title Company for any loss, cost, expense, claim or damage, including without limitation reasonable attorneys’ fees, arising from the undersigned’s failure to so remove, bond over or otherwise dispose of any such New Title Matters. The undersigned’s obligations under the preceding sentence shall expire thirty (30) days after the Recording Date unless the Title Company, on or before the expiration of such thirty (30) day period, notifies the undersigned in writing of any New Title Matters. Additionally, the undersigned shall not incur any liabilities or obligations hereunder with respect to any New Title Matters arising after the earlier of (i) fifteen (15) days from the date hereof and (ii) the Recording Date.

The undersigned authorized signatory executing this declaration on behalf of Seller is not executing this declaration individually, but solely in his or her capacity as an authorized signatory of Seller.

[Signature page follows]

Exhibit C

EXECUTED this day of , 201 .

[ ], a [ ]

By:
Name:
Title:

Exhibit C

ATTACHMENT 3

Form of Deed

SPECIAL WARRANTY DEED

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged,                                     , a                                      (“Grantor”), hereby grants to                                     , a                                      (“Grantee”), all of that certain real property more particularly described in Schedule 1 attached hereto and incorporated herein by this reference (the “Property”), subject to (a) all non-delinquent real property taxes, (b) all non-delinquent special assessments, if any, and (c) all other liens, leases, easements, encumbrances, covenants, conditions, restrictions and other matters of record.

Grantor does hereby covenant and agree to and with Grantee that GRANTOR WILL WARRANT AND DEFEND the Property against all persons lawfully claiming, or to claim the same, by, through or under Grantor and none other, subject to the above matters. Except as aforesaid, Grantor makes no other warranties of title relative to the Property.

Dated: , 20

[ ], a [ ]

By:
Name:
Title:

STATE OF ILLINOIS	)
) ss.
COUNTY OF COOK	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this      day of             , 20    , before me personally appeared                                         , to me known to be the                                          of [                                    ], the [                                        ] that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

Exhibit C

WITNESS my hand and official seal hereto affixed the date and year first above written.

Notary Public in and for the State of

Residing at

My commission expires:

Type or Print Notary Name

Exhibit C

ATTACHMENT 4

Form of Operational Transfer Agreement for an Operating Facility

FORM OF

OPERATIONS TRANSFER AGREEMENT

By and Between

KINDRED                                         ,

                                         ,

[New Operator]

KINDRED HEALTHCARE OPERATING, INC.

(joining in this Agreement solely for purposes of Section 18.9 herein)

and

                                         ,

[New Operator’s Guarantor]

(joining in this Agreement solely for purposes of Section 18.10 herein)

Dated             , 201

-i-

ARTICLE XIV	CONDITIONS PRECEDENT	26
14.1.	Conditions Precedent to New Operator’s Obligations	26
14.2.	Conditions Precedent to Kindred’s Obligations	27
14.3.	Waiver of Conditions Precedent	27
ARTICLE XV	DELIVERIES AT CLOSING	27
15.1.	Kindred’s Deliveries	27
15.2.	New Operator’s Deliveries	28
ARTICLE XVI	TERMINATION	28
16.1.	Termination of the Agreement	28
ARTICLE XVII	FURTHER ASSURANCES; COVENANTS	28
17.1.	Further Assurances	28
17.2.	Covenants	29
17.3	Kindred Non-Solicitation	29
17.4	New Operator Non-Solicitation	29
17.5	Access to the Records	29
17.6	Final Reports and Actions; Insurance	30
ARTICLE XVIII	INDEMNIFICATION	30
18.1.	Indemnification by Kindred	30
18.2.	Indemnification by New Operator	31
18.3.	Period of Indemnity	31
18.4.	Notice to the Indemnifying Party	32
18.5.	Non-Third Party Claims	32
18.6.	Third Party Claims	32
18.7.	Reimbursement	33
18.8.	Exclusive Remedy	33
18.9	Kindred Guaranty	33
18.10	New Operator Guaranty	33
ARTICLE XIX	MISCELLANEOUS	34
19.1.	Effectiveness	34
19.2	Complete Understanding	34
19.3	Waiver	34
19.4	Applicable Law	34
19.5	Notices	34
19.6	Waiver of Jury Trial	35
19.7.	Construction	35
19.8.	Exhibits	35
19.9.	Severability	35
19.10.	Third Party Beneficiaries	35
19.11.	Counterparts	35
19.12.	Electronic Signatures	35
19.13.	[Intentionally Omitted]	35
19.14.	Headings	35
19.15.	Assignment; No Beneficiaries	35
19.16.	Publicity	36
19.17.	Confidentiality	36
19.18.	Notice of Investigations and Default	36

-ii-

EXHIBITS

Exhibit 1.1(a)	List of Kindred Knowledge Individuals
Exhibit 1.1(b)	List of New Operator Knowledge Individuals
Exhibit 3.1	Purchase Price
Exhibit 4.1	Form of Bill of Sale
Exhibit 4.1(a)(i)	Inventory
Exhibit 4.1(a)(ii)	Remaining Linen and Housekeeping Items
Exhibit 4.1(d)	Intangible Property
Exhibit 4.2(a)	Tangible Personal Property
Exhibit 4.2(j)	Excluded Computer Related Items
Exhibit 4.2(m)	Removed Linen and Housekeeping Items
Exhibit 5.1(a)	Assumed Kindred Contracts
Exhibit 5.1(b)	Form of Assignment and Assumption Agreement
Exhibit 5.1(c)	National and Regional Contracts
Exhibit 5.1(d)	Managed Care Contracts
Exhibit 7.1	Form of Billing Services Agreement
Exhibit 10.1(a)	List of Employees
Exhibit 11.5	List of Kindred’s Resident Accounts Receivable
Exhibit 12.1(f)	List of Required Permits
Exhibit 12.1(h)	Kindred Actions
Exhibit 12.1(i)	Resident Roll
Exhibit 12.2(d)	New Operator Actions
Exhibit 12.2(f)	Brokers
Exhibit 17.5	Record Requests

-iii-

OPERATIONS TRANSFER AGREEMENT

THIS OPERATIONS TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of the      day of             , 201   by and between KINDRED                                         ,             , a Delaware                                          (“Kindred”), and                                         ,             , a                                          (“New Operator”). KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation (“KND Guarantor”), joins in this Agreement solely for the purpose of agreeing to be bound by Section 18.9 herein.                                         ,             , a                                         , (“N.O. Guarantor”), joins in this Agreement solely for the purpose of agreeing to be bound by Section 18.10 herein.

RECITALS

A. Kindred is the lessee and licensed operator of that certain skilled nursing facility located at                                          and commonly known as “                                         ” (the “Facility”).

B. Kindred leases the Facility from Ventas Realty, Limited Partnership, a Delaware limited partnership (the “Owner”), pursuant to that certain                      Master Lease Agreement No.      dated as of                     , as subsequently amended (as amended, the “Lease”).

C. The Lease expires by its terms on             , 20     (the “Lease Expiration Date”).

D. On or before the Lease Expiration Date, New Operator will have entered into a lease to lease the Facility from the Owner pursuant to a Master Lease dated as of             , 201   (the “Master Lease”).

E. At or before the Effective Time (as defined below), Owner shall have purchased from Kindred the Tangible Personable Property (as defined below).

F. Effective as of the Effective Time, New Operator desires to purchase the Assets of the Facility from Kindred, assume operational responsibility for the Facility and make certain agreements with Kindred to facilitate a smooth transition relating to its operation of the Facility, all on the terms and conditions set forth herein (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the respective promises, representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound hereby, do agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. For purposes of this Agreement the following terms shall have the meanings ascribed below:

“Affiliate” shall mean with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreed Amount Notice” shall have the meaning set forth in Section 18.5.

“Agreement” shall mean this Operations Transfer Agreement, including all Exhibits attached hereto.

“Approvals” shall have the meaning set forth in Section 4.1(c).

“Assets” shall have the meaning set forth in Section 4.1.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 5.1.

“Assumed Obligations” shall have the meaning set forth in Section 5.1.

“Assumed Kindred Contracts” shall have the meaning set forth in Section 5.1.

“Bill of Sale” shall have the meaning set forth in Section 4.1.

“Billing Services Agreement” shall have the meaning set forth in Section 7.1.

“Business” shall have the meaning set forth in Section 2.1.

“Business Day” shall mean any day other than a Saturday or Sunday, or other day recognized as a national holiday by the U.S. Government.

“Cash” shall mean all cash and bank deposits, investments in so-called “money market” funds, certificates of deposit, treasury bills and any accrued interest thereon, but specifically excluding any Resident Trust Funds.

“Claim” shall have the meaning set forth in Section 18.4.

“Closing” shall mean the settlement of the conveyance of the Assets under this Agreement.

“Closing Date” shall mean the day of the Closing.

“CMS” shall mean the Centers for Medicare and Medicaid Services.

“COBRA” shall have the meaning set forth in Section 10.1(c).

“Confidential Matters” shall have the meaning set forth in Section 19.17.

“Consents” shall mean, collectively, consents, approvals, licenses, permits, orders or authorizations.

“Contest Notice” shall have the meaning set forth in Section 18.5.

“Contract” shall mean any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement to which Kindred is a party or by which any of its properties or assets is or are bound, including the Kindred Contracts and the Resident occupancy agreements.

“Current Records” shall have the meaning set forth in Section 4.1(b).

“Damages” shall have the meaning set forth in Section 18.1.

“Defense Notice” shall have the meaning set forth in Section 18.6(a).

“Effective Time” shall mean 12:00:01 a.m. in the time zone in which the Facility is located on the day after the Closing Date.

“Employee Plan” shall mean any “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other bonus, pension, incentive, welfare, profit sharing, retirement, disability, paid time off, severance, hospitalization, insurance, incentive, deferred compensation, compensation, fringe benefit or other employee benefit plans, funds, trusts, programs and agreements as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 4.2.

“Facility” shall have the meaning set forth in Paragraph A of the Recitals.

“Governmental Authority” shall mean any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality, domestic or foreign.

“Health Care Law” shall mean the False Claims Act, 31, U.S.C. Section 3729 et seq. as amended, and 42 USC Section 1320a-7k(d), 42 U.S.C. 1320a-7a(a), Section 1128B(b) of the Social Security Act, as amended, 42 USC Section 1320a 7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” Section 1877 of the Social Security Act, as amended, 42 USC Section 1395nn and related regulations (Prohibition Against Certain Referrals), commonly referred to as “Stark Law”, 42 USC Section 1320a-7a(a)(5), and HIPAA.

“HIPAA” shall mean Public Law 104-191 of August 21, 1996, known as the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act of the American Recovery and Reinvestment Act of 2009 and its implementing regulations, including without limitation, the Standards for Electronic Transaction and Code Set (45 CFR Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 CFR Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Parts 160 and 164) and such other regulations that may, from time to time, be promulgated thereunder.

“Hired Employees” shall have the meaning set forth in Section 10.1(a).

“Indemnified Party” shall have the meaning set forth in Section 18.4.

“Indemnifying Party” shall have the meaning set forth in Section 18.4.

“Indemnity Claim Notice” shall have the meaning set forth in Section 18.4.

“Intangible Property” shall have the meaning set forth in Section 4.1(d).

“Inventory” shall have the meaning set forth in Section 4.1(a).

“Intangible Property” shall have the meaning set forth in Section 4.1(d)

“Kindred’s A/Rs” shall have the meaning set forth in Section 11.1.

“Kindred Bad Debt” shall have the meaning set forth in Section 8.2.

“Kindred Contracts” shall have the meaning set forth in Section 3.3(b).

“Kindred Final Cost Reports” has the meaning set forth in Section 8.2(a).

“Kindred Medicaid Provider Agreement” shall have the meaning set forth in Section 7.2.

“Kindred Medicare Provider Agreement” shall have the meaning set forth in Section 7.1.

“KND Guarantor” shall have the meaning set forth in the Preamble.

“Knowledge” with respect to Kindred shall mean the actual knowledge of the individuals listed on Exhibit 1.1(a) attached hereto. “Knowledge” with respect to New Operator shall mean the actual knowledge of the individuals listed on Exhibit 1.1(b) attached hereto. An individual will be deemed to have “actual knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter.

“Law” shall mean any law (including decisional law), statute, regulation, code, ordinance or interpretation of any Federal, state or local agency, government, authority, commission, board, bureau, administrative or other entity or body, including without limitation, any Program participation or certification requirement and any health care Law.

“Lease” shall have the meaning set forth in Paragraph B of the Recitals.

“Lease Expiration Date” shall have the meaning set forth in Paragraph C of the Recitals.

“Licensure Approvals” shall have the meaning set forth in Section 8.1.

“Linen and Housekeeping Vendor” shall have the meaning set forth in Section 4.1(a).

“Managed Care Contracts” shall have the meaning set forth in Section 5.1.

“Master Lease” shall have the meaning set forth in Paragraph D of the Recitals.

“Net Adjustment Amount” shall have the meaning set forth in Section 3.3.

“N.O. Companies” shall have the meaning set forth in Section 12.2.

“N.O Guarantor” shall have the meaning set forth in the Preamble.

“Net Adjustment Amount” shall have the meaning set forth in Section 3.1.

“New Operator’s A/Rs” shall have the meaning set forth in Section 11.1.

“New Operator Guarantor” shall have the meaning set forth in the Preamble.

“Non-Third Party Claim” shall have the meaning set forth in Section 18.4.

“Obligations” shall mean any claim, debt, liability, judgment, commitment or obligation of any nature, whether secured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Owner” shall have the meaning set forth in Paragraph B of the Recitals.

“Partial Agreed Amount Notice” shall have the meaning set forth in Section 18.5.

“Person” shall mean a natural person, a trustee, and any form of legal entity (whether for profit or nonprofit), including without limitation general partnerships, limited partnerships, limited liability companies, and corporations.

“Prior Records” shall have the meaning set forth in Section 4.2(h).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 4.2(h).

“Required Permits” shall have the meaning set forth in Section 12.1(f).

“Resident” shall mean an individual living and residing in the Facility pursuant to a resident occupancy agreement.

“Resident Trust Funds” shall have the meaning set forth in Section 9.1.

“Response Notice” shall have the meaning set forth in Section 18.5.

“Tangible Personal Property” shall have the meaning set forth in Section 4.2(a).

“Tax” or “Taxes” shall mean all Federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture, unclaimed property and other taxes, and including any interest, penalties and additions imposed with respect to such amounts.

“Third Party Claim” shall have the meaning set forth in Section 18.4.

“Transaction” shall have the meaning set forth in Paragraph F of the Recitals.

“WARN Act” shall have the meaning set forth in Section 10.1.

“Warranties” shall have the meaning set forth in Section 4.1(e).

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1. Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in consideration of the Purchase Price, on the Closing Date and effective as of the Effective Time, Kindred shall sell, transfer, convey and assign to New Operator and New Operator shall purchase from Kindred, all of the Assets (as defined below), other than the Excluded Assets (as defined below), used or held for use by or on behalf of Kindred in the skilled nursing business currently being conducted by Kindred at the Facility (the “Business”), free and clear of any and all liens, claims, charges, pledges, security interests or other encumbrances of any kind or nature whatsoever. New Operator acknowledges and agrees that, except as otherwise set forth in this Agreement, all of the Assets shall be transferred on an “AS IS WHERE IS’ “WITH ALL FAULTS” basis. Except as otherwise set forth in this Agreement, Kindred is not providing any representation, warranty, guaranty or indemnification, either express or implied, to New Operator with respect to (i) the physical condition, repair or disrepair (whether patent or latent) of the Facility or the Assets, (ii) the value, profitability or marketability of the Assets, the Facility, or the Business, (iii) environmental or zoning matters at the Facility, or (iv) the Lease. Kindred shall not have any obligation to deliver the Assets to any location other than the Facility, it being understood that the presence of the Assets at the Facility on the Closing Date shall constitute delivery thereof.

ARTICLE III

PURCHASE PRICE; PRORATIONS

3.1. Purchase Price. At the Closing, New Operator shall pay to Kindred the purchase price for the Assets as set forth on Exhibit 3.1 (the “Purchase Price”) by wired funds received by Kindred no later than 3:00 p.m. Eastern Time on the Closing Date in accordance with written wiring instructions provided to New Operator by Kindred. The Purchase Price represents Kindred’s actual cost of the Inventory. Kindred determines the actual cost of the Inventory through a trending analysis method approved by its outside auditors, rather than through a physical count. Forms and office supplies are valued at a flat $600 per facility as are the laundry and linen supplies retained by the Facility pursuant to Section 4.1(a).

3.2. Taxes; Fees. New Operator shall be responsible for its legal, consultant and other advisory fees and expenses and the Net Adjustment Amount (as defined below), if any, to be paid to Kindred. Kindred shall be responsible for and pay its legal, consultant and other advisory fees and expenses and the Net Adjustment Amount, if any, to be paid to New Operator. Each party shall pay any sales, use, transfer and comparable Taxes on or arising out of the Transaction as imposed on such party under applicable Law.

3.3. Prorations. In addition to any other customary items agreed upon by the parties, the following items shall be separately apportioned and adjusted between Kindred and New Operator as of 11:59:59 p.m. in the time zone in which the Facility is located on the Closing Date, with the net amount (the “Net Adjustment Amount”) determined to be payable to Kindred, or to New Operator, as the case may be, to be paid on the Closing Date, by certified or bank cashiers’ check or wire transfer:

(a) Water, gas, electric, telephone and other utility charges, and sewer and waste water charges, shall be adjusted as of the Effective Time. If there are meters measuring the consumption of any utility or other service to the Facility, then Kindred and New Operator shall each use their commercially reasonable efforts to cooperate to cause the meters to be read and obtain final cut-off readings not more than one (1) day before the Closing Date and to establish the service account in New Operator’s name as soon as possible after the Effective Time. For metered service, Kindred shall pay the utility bills for services rendered prior to the readings. If for any reason any metered utility is read more than one (1) day before the Closing Date, Kindred and New Operator shall prorate such utility charges following the Closing Date as provided in Section 3.3(e).

(b) Kindred and New Operator shall prorate any amounts paid by Kindred under the Assumed Kindred Contracts through the Effective Time that related in whole or in part to periods after the Effective Time, and all other Contracts to which Kindred is a party (“Kindred Contracts”) shall otherwise be terminated or retained by Kindred as described in Section 5.1. For sake of clarity, Kindred shall be solely responsible for and shall pay all amounts under the Assumed Kindred Contracts for services or goods provided on or prior to the Effective Time. For services or goods provided on and after the Effective Time, New Operator shall be solely responsible for and shall pay all amounts under the Assumed Kindred Contracts. For the avoidance of doubt, nothing contained in this Section 3.3(b) is intended to limit in any respect New Operator’s duty to assume, perform and discharge the Assumed Obligations. Kindred and New Operator shall prorate any amounts paid by New Operator under the Assumed Kindred Contracts after the Effective Time that relate in whole or in part to periods on or prior to the Effective Time.

(c) Rent/Residents’ Occupancy Fees.

(i) Any rent or Residents’ occupancy fees accrued for any period ending on or before the Effective Time (1) which are paid to Kindred before Closing Date shall be retained by Kindred, or (2) which are due but unpaid as of Closing Date shall not be adjusted between Kindred and New Operator, and Kindred shall bear and retain the risk of collection with respect to such amounts. Any rent or Resident’s occupancy fees paid to Kindred on or prior to the Closing Date for periods on or after the Effective Time shall be prorated at Closing. After the Closing Date, Kindred shall have the right, and any agent or representative retained by Kindred shall have the right on behalf of Kindred, to engage in any commercially reasonable collection activities with respect to any such unpaid rent or fees. If, after the Closing Date, New Operator is paid any such rent or fees, New Operator shall promptly remit such rent or fees to Kindred.

(ii) At Closing, or within two (2) Business Days thereafter, Kindred shall deliver to New Operator a schedule of any and all unpaid rent or Residents’ occupancy fees accrued before the Closing Date, and shall by such delivery be deemed to have warranted to New Operator the truth, completeness and accuracy of such schedule, which warranty shall survive Closing.

(d) Real estate taxes (however entitled or designated) on the basis of the fiscal year for which assessed, and if the tax rate or assessment for that year have not yet been fixed, such adjustment shall be made on the basis of the unabated taxes for the prior fiscal year, subject to readjustment when such rate and/or assessment has been fixed. If the taxes to be apportioned shall thereafter be reduced by abatement, the amount of that abatement (less the reasonable fees and expenses attributable thereto) shall be apportioned between Kindred and New Operator in the same proportions as said taxes as soon as the amounts become known.

(e) New Operator and Kindred shall cooperate to produce prior to the Closing Date a schedule of prorations to be made under this Section 3.3 as complete and accurate as reasonably possible. All prorations which can be accurately or reasonably estimated as of Effective Time shall be made at Closing. All other prorations, and adjustments to initial estimated prorations, shall be made by the parties with due diligence and cooperation within thirty (30) days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by immediate cash payment to the party yielding a net credit from such prorations from the other party.

ARTICLE IV

ASSETS AND EXCLUDED ASSETS

4.1. Assets. The assets to be purchased by New Operator at the Closing pursuant to a Bill of Sale in substantially the form of Exhibit 4.1 attached hereto (the “Bill of Sale”), and the other instruments of transfer, conveyance and assignment described herein, shall be all of Kindred’s right, title and interest in and to the following assets (but specifically excluding the Excluded Assets) (collectively, the “Assets”):

(a) All consumable inventories of every kind and nature whatsoever, including, but not limited to, all medical supplies, non-prescription drugs, office supplies,

maintenance and housekeeping supplies, dietary supplies, foodstuffs, linens and laundry supplies which are located at the Facility on the Closing Date, as described on Exhibit 4.1(a)(i) attached hereto (collectively, the “Inventory”). For the purpose of the preceding sentence, “linens and laundry supplies” and “maintenance and housekeeping supplies” include only such items as are required to be left at the Facility by Kindred’s national vendor (the “Linen and Housekeeping Vendor”) upon the termination on the Closing Date of the Facility’s participation in Kindred’s national contract for linens and housekeeping, as described generally on Exhibit 4.1(a)(ii).

(b) All files, charts, and other information in Kindred’s possession or control relating to all current Residents of the Facility as of the Closing Date (including, but not limited to, all resident records, billing and collection records, medical records, therapy records, pharmacy records, clinical records, financial and accounting records, and Resident Trust Funds records); all files, charts and other information relating to Residents who previously occupied the Facility or used the Facility prior to the Effective Time and are not Residents of the Facility as of the Effective Time (including, but limited to, all patient records, medical records, therapy records, pharmacy records, clinical records, financial and accounting records, and Resident Trust Funds records) for the period between and including the Effective Time and the date that is one (1) year prior to the Effective Time; maintenance records; property condition reports; surveys; appraisals; blue prints; employment records for the Hired Employees (including all medical and health records and all non-medical records including payroll and schedule records, evaluations, etc.); administrative compliance records, including, but not limited to, all state surveys and plans of correction; and correspondence and any other written data which was utilized in connection with the operation of the Facility or the Business (collectively, the “Current Records”). To the extent that any Current Records have been removed from the Facility, New Operator shall have full access to such Current Records as of the Effective Time. Any deliveries of the Current Records made by Kindred to New Operator shall be made in full compliance with all applicable Laws, including, but not limited to, HIPAA.

(c) All assignable or transferable licenses, certificates of need, authorizations, approvals, provider numbers, provider agreements, certifications, waivers with respect to code or other legal violations, and permits issued by any Governmental Authority relating to the operation, ownership, use, occupancy or maintenance of the Facility (collectively, the “Approvals”).

(d) All assignable or transferable intangible property, benefits, and privileges relating or pertaining to the Facility and the Business with respect to the period beginning on the Effective Time, including all of Kindred’s right, title and interest in and to all utility agreements, construction, equipment, and other indemnities, product liability claims against third parties, and the trademarks, service marks, tradenames, and domain names (URLs) that relate exclusively to the Facility and that are listed on Exhibit 4.1(d) attached hereto (provided, however, that nothing contained herein shall be deemed to confer any right, license, or ability to use the names “Kindred” or “RehabCare”, any derivations thereof or any of the Excluded Assets), applications, development rights and approvals, permits, approvals, plans, drawings, specifications, surveys, maps, engineering reports, assignable insurance proceeds, and all other intangible rights used exclusively in connection with the ownership or operation of the Facility or the Business (collectively, the “Intangible Property”).

(e) All assignable or transferable warranties and guaranties presently in effect from contractors, suppliers or manufacturers of personal property installed in or used in connection with the Assets or any work performed or improvements included as a part of the Assets attached hereto (collectively, the “Warranties”).

(f) All Assumed Kindred Contracts.

(g) All Facility specific telephone and telecopier numbers, telephone directory listings and advertisements used exclusively in or at the Facility.

(h) All assignable or transferable goodwill relating to or arising in connection with the ownership or operation of the Facility or the Business, including without limitation lists of Residents and suppliers, correspondence, purchase orders, market surveys, and mailing lists; provided, however, that this does not include any goodwill associated with the “Kindred” or “RehabCare” names (or any derivations thereof) or any of the Excluded Assets.

(i) All deposits, trade accounts receivable, reimbursements, third party payor funds and other amounts due with respect to the period after the Effective Time.

(j) All Resident Trust Funds.

(k) All claims, causes of action and other legal rights and remedies of Kindred, but not Kindred’s Obligations, whether or not known as of the Closing Date, relating to or in connection with (i) Kindred’s ownership of the Assets, or (ii) the operation of the Facility or the Business that are reasonably necessary to preserve or obtain for the benefit of New Operator full rights to the Assets, but excluding causes of action and other legal rights and remedies of Kindred (A) against New Operator with respect to the transactions contemplated by this Agreement, (B) relating exclusively to the Excluded Assets, or (C) relating to any of Kindred’s Obligations with respect to any claim, cause of action or proceeding brought following the Effective Time by any Person which relates to any event or occurrence on or before the Effective Time.

4.2. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, it is expressly agreed that the Assets shall not include, Kindred shall retain and not sell, transfer or convey, and New Operator shall not acquire the following rights or assets (the “Excluded Assets”):

(a) All medical apparatus, furniture, fixtures, equipment, vehicles and other items of tangible personal property used or held for use by or on behalf of Kindred in the operation of the Business, which are being acquired by Owner pursuant to the Lease (the “Tangible Personal Property”) as set forth on Exhibit 4.2(a), together with personal property that is leased by Kindred from third parties for use at the Facility, including without limitation postage meters, copiers, television systems, and ice machines.

(b) All Cash and all cash-like assets, excluding all Resident Trust Funds, as of the Effective Time.

(c) All deposits, trade accounts receivable, reimbursements, third party payor funds and other amounts due from any party to Kindred with respect to the period ending on or before the Effective Time.

(d) All (i) minute books, charter documents, record books, and other similar books and records pertaining to the organization, existence or capitalization of Kindred, including, for the avoidance of doubt, all financial, accounting and tax records of or relating to Kindred, and (ii) records regarding pending or threatened litigation, proceedings or investigations by or before any Governmental Authority; provided that Kindred shall permit New Operator to copy all records described in this sub-section (d)(ii) at New Operator’s expense upon reasonable prior written notice to Kindred.

(e) All books and records relating to any Excluded Assets.

(f) All assets transferred or otherwise disposed of by Kindred in the ordinary course of business and in accordance with this Agreement on or prior to the Effective Time.

(g) All prepaid assets or refunds or credits of Taxes, as of the Effective Time.

(h) All files, charts and other information relating to all Residents who previously occupied the Facility or used the Facility prior to the Effective Time and are not Residents of the Facility as of the Effective Time (including, but limited to, all patient records, medical records, therapy records, pharmacy records, clinical records, financial and accounting records, and Resident Trust Funds records) for all periods prior to the date that is one (1) year before the Effective Time (collectively, the “Prior Records” and together with the Current Records, the “Records”).

(i) All Kindred Contracts which are not Assumed Kindred Contracts.

(j) All computer hard drives used in the computer equipment at or with respect to the Facility, together with the computer equipment and software listed on Exhibit 4.2(j) attached hereto.

(k) All policy and procedure manuals and similar documents including, without limitation, all compliance plan materials.

(l) All tradenames, trademarks, service marks, domain names (URLs) and websites owned by Kindred or its Affiliates (which are not expressly identified on Exhibit 4.1(d) as part of the Assets), including, without limitation, any use of the names “Kindred” or “RehabCare”, in whole or in part, or any derivation thereof, and all references to any of the foregoing on social media channels (including, without limitation, Facebook, Twitter and YouTube) associated with the Facility or Kindred or its Affiliates; provided, however, that Kindred will grant to New Operator a limited license to use the domain name (URL) specifically associated with the Facility, which otherwise constitutes an Excluded Asset, for a period of thirty (30) days after the Closing Date.

(m) Laundry and linen and housekeeping inventory, supplies and machinery that is removed from the Linen and Housekeeping Vendor upon the termination on the Closing Date of the Facility’s participation in Kindred’s national contract for linens and housekeeping, as described generally on Exhibit 4.2(m).

(n) The items of personal property brought to the Facility by Kindred or employees of Kindred that are not used or held for use in connection with the Business.

ARTICLE V

ASSUMED OBLIGATIONS

5.1. Assumed Kindred Contracts. Set forth on Exhibit 5.1(a) is a list, provided by New Operator, of the vendor, lease, service and other Contracts that New Operator desires Kindred to assign to New Operator, and New Operator desires to assume from Kindred, as of the Effective Time (the “Assumed Kindred Contracts”) pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit 5.1(b) attached hereto (the “Assignment and

Assumption Agreement”). New Operator acknowledges that it shall not be permitted to assume any of the national or regional Contracts listed on Exhibit 5.1(c) and New Operator shall not list any of such Contracts on Exhibit 5.1(a). New Operator further acknowledges that Exhibit 5.1(d) contains a list of the private payor managed care Contracts applicable to the Facility (the “Managed Care Contracts”). New Operator acknowledges that while it may list the Managed Care Contracts on Exhibit 5.1(a) and seek to obtain assignment of such contracts, it is generally the case that third party payors will require New Operator to enter into a new managed care contract with respect to the period beginning at the Effective Time. Kindred shall not terminate any of the Assumed Kindred Contracts, other than the Managed Care Contracts, without the consent of New Operator. To the extent that any Consent is needed to assign any of the Assumed Kindred Contracts to New Operator, Kindred shall provide reasonable cooperation to New Operator in New Operator’s efforts to obtain such Consent, but Kindred shall not be responsible for any consequences of the failure of New Operator to obtain any such Consent. New Operator shall pay any fees or similar costs necessary to obtain any such Consent. New Operator shall assume and undertake to perform any and all obligations under the Assumed Kindred Contracts only with respect to Obligations arising with respect to operations of the Facility on or after the Effective Time (the “Assumed Obligations”). Kindred shall remove (or cause to be removed) from the Facility any machinery or equipment which is subject to the Kindred Contracts which are not Assumed Kindred Contracts.

ARTICLE VI

CLOSING

6.1. Closing. Unless otherwise agreed to by Kindred and New Operator, the Closing shall take place on the last day of the calendar month in which all of the conditions set forth in Article XIV are fully satisfied (subject to Section 14.3), at such place as may be mutually agreed upon by the parties hereto; provided, however, that in order for the Closing to occur on the last day of a calendar month that is otherwise permitted under the preceding sentence, both New Operator and Kindred must commit (via written or emailed notice) to carry out that Closing on or before the fifth Business day before the day of the intended month-end Closing. The transactions contemplated herein shall occur on the Closing Date and shall be deemed effective as of the Effective Time.

ARTICLE VII

MEDICARE AND MEDICAID PROVIDER AGREEMENTS

7.1. Kindred’s Medicare Provider Agreement. New Operator shall assume any and all of Kindred’s rights and interests in and to Kindred’s Medicare provider number and Medicare provider reimbursement agreement with respect to the Facility (together, “Kindred’s Medicare Provider Agreement”) and shall bill Medicare under such provider numbers for services rendered by New Operator after the Closing Date pursuant to the Billing Services Agreement substantially in the form of Exhibit 7.1 attached hereto (the “Billing Services Agreement”). Kindred agrees to provide reasonable cooperation to New Operator in the assignment of Kindred’s Medicare Provider Agreement to New Operator, including completing those portions of Form 855A which confirm the change of ownership of the Facility and the assignment by Kindred of Kindred’s Medicare Provider Agreement to New Operator and providing to New Operator or any Governmental Authority any information requested to effect the transfer of Kindred’s Medicare provider number. New Operator expressly does not assume, and the assumption by New Operator of Kindred’s Medicare Provider Agreement shall not be construed to impose upon New Operator, any Obligations under Kindred’s Medicare Provider Agreement arising with respect to occurrences during the period ending on or before the Effective Time. New Operator shall copy Kindred on New Operator’s filing of its portions of the Form 855.

7.2. Kindred’s Medicaid Provider Agreements. [Except as otherwise required by Law, New Operator shall not assume any of Kindred’s rights and interests in and to Kindred’s Medicaid provider number and Medicaid provider reimbursement agreement (together, “Kindred’s Medicaid Provider Agreement”) with respect to the Facility. Except as otherwise required by Law, New Operator expressly does not assume any Obligations under Kindred’s Medicaid Provider Agreement.]

OR

[Except as prohibited by Law, including, without limitation, the policies and procedures of the State of                      with respect to a change of ownership of a skilled nursing facility participating in Medicaid, New Operator shall assume, as of the Effective Time, any and all of Kindred’s rights and interests in and to Kindred’s Medicaid provider number and Medicaid provider reimbursement agreement (together, “Kindred’s Medicaid Provider Agreement”) with respect to the Facility and shall bill Medicaid under such provider number for services rendered by New Operator on and after the Effective Time pursuant to the Billing Services Agreement. Kindred agrees to provide reasonable cooperation to New Operator in the assignment of Kindred’s Medicaid Provider Number to New Operator, including completing those portions of any documents which confirm the change of ownership of the Facility and the assignment by Kindred of Kindred’s Medicaid Provider Agreement to New Operator and providing to New Operator or any Government Authority any information requested to effect the transfer of Kindred’s Medicaid provider number. New Operator shall copy Kindred on New Operator’s filing for the assignment to it of Kindred’s Medicaid Provider Agreement. Except as otherwise provided by applicable Law, New Operator expressly does not assume, and any assumption by New Operator of Kindred’s Medicaid Provider Agreement shall not be construed to impose upon New Operator, any Obligations under Kindred’s Medicaid Provider Agreement arising with respect to occurrences during the period ending on or before the Effective Time.]

ARTICLE VIII

CHANGE OF OWNERSHIP OF THE FACILITY

8.1. Licensure Approvals. Within fifteen (15) days following the date hereof, New Operator will file all applications and other documents required by the State of                      for the issuance, or transfer to New Operator from Kindred, of all licenses and Permits necessary to operate the Facility under the laws of the State of                     , which shall include at a minimum the items comprising the Required Permits as defined in Section 12.1(e) (the “Licensure Approvals”). Kindred hereby agrees to provide its reasonable cooperation to New Operator in New Operator’s efforts in obtaining the Licensure Approvals. Upon the reasonable request of Kindred, from time to time New Operator shall advise Kindred of the status of New Operator’s efforts to secure the Licensure Approvals. New Operator shall be responsible for all filing fees and other costs associated with such applications.

8.2. Cost Reports.

(a) Kindred shall prepare and file with the appropriate Medicare and Medicaid agencies its final cost reports (the “Kindred Final Cost Reports”) in respect of its operation of the Facility prior to the Effective Time as soon as reasonably practicable after the Closing Date, but in no event later than the date on which such Kindred Final Cost Reports are required to be filed by Law under the terms of the Medicare and Medicaid programs, and will provide the appropriate Medicare and Medicaid agencies with any information needed to support claims for reimbursement made by Kindred, either in the Kindred Final Cost Reports or in any cost reports filed for prior cost reporting periods. It is specifically understood and agreed that the intent and purpose of this provision is to ensure that the reimbursement paid to New Operator after it becomes the licensed operator of the Facility is not reduced or offset in any manner as a result of Kindred’s failure to timely file, or filing inaccurate or incomplete, final cost reports or supporting documentation with respect to any past reimbursement claims, including, but not limited to, those included in the Kindred Final Cost Reports. Kindred shall provide New Operator with copies of the Kindred Final Cost Reports and supporting documentation upon reasonable written request. In the event New Operator continues to bill under Kindred’s Medicare and/or Medicaid provider numbers and agreement on the date 30 days before the deadline for filing Kindred Medicare or Medicaid cost report, New Operator shall cooperate with Kindred in compiling and providing to Kindred the necessary and documentation data pertaining the applicable Kindred cost report period to enable Kindred complete and file that cost report.

(b) After the Effective Time, Kindred shall promptly and diligently provide New Operator with reasonable and appropriate documentation regarding the Medicare bad debts associated with the Facility incurred by Kindred for dates of services prior to the Effective Time (the “Kindred Bad Debt”) for purposes of facilitating New Operator’s preparation of related cost reports.

(c) New Operator shall timely prepare and file with the CMS and the appropriate state agency, its initial cost report for the fiscal year commencing with the fiscal year in which the Effective Time occurs, and will include in its initial cost report the Kindred Bad Debt.

(d) Kindred and New Operator shall each notify the other party within five (5) Business Days of receipt of any notice from any third party payor of adverse audit adjustments, overpayment, recoupment, fine, penalty, late charge or assessment associated with the Facility accruing for any period prior to the Effective Time. Kindred hereby agrees to appeal and diligently prosecute, at the sole expense of Kindred, any Medicare or Medicaid claims audit, cost report audit, overpayment, recoupment, fines, penalties, late charges and assessment accruing for any period prior to the Closing Date which materially adversely affects New Operator’s Medicare or Medicaid future reimbursement rates. New Operator shall have the right to participate at its expense in any such appeal and approve any settlement with respect to such claim, audit, cost report audit, overpayment, recoupment, fines, penalties, late charge or assessment. New Operator shall have the right to take over the prosecution of such appeal at its own cost. Kindred and New Operator shall each reasonably cooperate with the other party with respect to any such matters, including but not limited to timely providing any requested documentation within the other party’s possession or control. Kindred is not responsible for (i) the actual results of any such appeal or (ii) New Operator’s failure to provide information and/or documents necessary to process any such appeal.

(e) New Operator shall notify Kindred within five (5) business days of receipt of any notice of adverse audit adjustments, overpayment, recoupment, fine, penalty, late charge or assessment accruing in relation to the Kindred Bad Debt. New Operator agrees to appeal at the request of, on behalf of, and at the sole expense of Kindred, any Medicare claims audit, cost report audit, overpayment, recoupment, fines, penalties, late charges and assessment accruing in relation to the Kindred Bad Debt. Kindred and New Operator shall each reasonably cooperate with the other party with respect to any such matters, including but not limited to timely providing any requested documentation within the other party’s possession or control relating to such matters. New Operator is not responsible for (i) the actual results of any such appeal, or (ii) Kindred’s failure to provide information and/or documents necessary to process any such appeal.

(f) Both parties shall comply with all patient identity and information protection laws in providing information under this Article VIII.

(g) In the event that, following the Effective Time, New Operator suffers any offsets against reimbursement under any third-party payor or reimbursement programs owed to the New Operator, relating to amounts owing under any such program by Kindred or any of its Affiliates for services rendered prior to the Effective Time, Kindred shall immediately upon written demand from the New Operator pay to New Operator the amounts so billed or offset, even if Kindred appeals the adverse claim. To the extent that Kindred is successful in any appeal of any adverse audit adjustments, overpayment, recoupment, fine, penalty, late charge or assessment by any third party payor accruing for any period prior to the Effective Time, and New Operator receives any monies from a third party payor or reimbursement program as a result of Kindred’s successful appeal, New Operator agrees that it will promptly refund to Kindred any amounts previously paid by Kindred to New Operator for any reimbursement offsets in accordance with the preceding sentence.

ARTICLE IX

TRANSFER OF RESIDENT TRUST FUNDS

9.1. Resident Trust Funds. On the Closing Date, Kindred shall deliver to New Operator an accounting and inventory, as of the third Business Day before the Closing Date, of (a) any and all sums which Kindred is holding, or is charged with holding, for or on account of the Residents of the Facility, including without limitation any security or similar deposit, (b) any interest or payment in lieu of interest on any such sums under the provisions of any occupancy agreement or instrument related thereto, or under applicable Law, for which Kindred is liable to the Residents and which has not been paid to the Residents and (c) any and all property of the Residents being held by Kindred as of the Closing Date in trust for Residents (collectively, “Resident Trust Funds”), together with a schedule listing each such Resident, the amount of Cash being held by Kindred for or on account of such Resident and the personal property of such Resident being held in trust. Kindred shall provide to New Operator an accounting of the Resident Trust Funds as of the Effective Time within five Business Days after the Closing Date. On the Closing Date, Kindred shall transfer the Resident Trust Funds to New Operator and New Operator shall accept the same in trust for each Resident. Following the Delivery to New Operator, New Operator shall be solely accountable to the Residents for such transferred Resident Trust Funds in accordance with the terms of this Agreement, the Residents’ occupancy agreements and all applicable statutory and regulatory requirements. New Operator shall have no responsibility to the applicable Resident or regulatory authority with respect to any Resident Trust Funds delivered by Kindred to New Operator for claims which arise from actions or omissions of Kindred with respect to the Resident Trust Funds relating to a period ending on or before the delivery thereof to New Operator. Kindred shall have no responsibility to the applicable Resident or regulatory authority with respect to any Resident Trust Funds delivered to New Operator for claims which arise from actions or omissions of New Operator with respect to the Resident Trust Funds occurring after the delivery thereof to New Operator. New Operator shall indemnify Kindred against any liability to any such Resident or other Person for any Resident Trust Funds delivered to New Operator, as aforesaid, and Kindred shall indemnify New Operator against any liability to any Resident for any Resident Trust Funds not delivered to New Operator, as aforesaid, each of which obligations shall survive the Closing.

ARTICLE X

EMPLOYEES

10.1. Hired Employees.

(a) New Operator shall offer employment to substantially all of the employees of Kindred employed at the Facility as of the Closing Date. A list of all such employees of Kindred working at or in connection with the Facility as of                 , 20     (including each employee’s name, title, hours worked during the preceding twelve months, hire date and hourly rate or periodic salary) is attached as Exhibit 10.1(a) hereto. Kindred shall provide New Operator with an updated version of Exhibit 10.1(a) at least five (5) Business Days, but no more than fifteen (15) Business Days, prior to the Closing Date. All such employees electing to accept employment with New Operator are hereinafter referred to as the “Hired Employees”. To the extent permissible under the applicable Employee Plans, New Operator shall credit Hired Employees service date with Kindred for purposes of eligibility to participate and to vest (but not for benefit accrual purposes) under the Employee Plans in which the Hired Employees participate after the Effective Time to the extent such service was taken into account for each such purpose by Kindred under each corresponding Employee Plan and New Operator shall continue to employ each such Hired Employee for a period of no less than ninety (90) days following the Effective Time, unless the employment of such Hired Employee is terminated in accordance with New Operator’s personnel policies, or as a result of such Hired Employee’s resignation. Any such employment of a Hired Employee by New Operator shall be on terms which require said Hired Employee to perform comparable services, in a comparable position (to the extent that New Operator has the need for the same or equivalent position) and at a comparable base salary and similar fringe benefits as such Hired Employee enjoyed with Kindred prior to the Effective Time. Kindred, or any of its Affiliates, shall have the right to employ or offer to employ any former employee of Kindred who declines to accept employment with New Operator. On or after thirty (30) days prior to the Closing Date, New Operator, upon prior notice to and coordination with Kindred, shall be entitled to meet with the Facility employees and distribute employment and Employee Plan applications and materials.

(b) New Operator acknowledges that one purpose of Section 10.1(a) is to ensure that Kindred is not required to give notice to the employees of Kindred of the “closure” of the Facility under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or under any comparable state law applicable to such employees. Accordingly, New Operator shall indemnify, defend and hold harmless Kindred for, from and against any liability which Kindred may incur under the WARN Act or under any applicable comparable state law in the event of a violation by New Operator of its obligations thereunder, including a violation that results from allegations that New Operator constructively terminated employees of Kindred as a result of the terms and conditions of employment offered by New Operator. Further, New Operator shall be solely liable for its own acts and omissions in connection with this transfer of operations and shall indemnify, defend and hold harmless, Kindred for, from and against any liability for such acts or omissions, including, but not limited to New Operator’s failure to hire an employee or former employee as contemplated in paragraph 10.1 (a) or termination of employment of any former Kindred employee. Nothing in this Article X shall, however, create any rights in favor of any person not a party hereto, including the employees of Kindred, or constitute an employment agreement or condition of employment for any employee of Kindred or any Affiliate thereof who is a Hired Employee.

(c) Except as otherwise required by Law, Kindred shall offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”) to all of the employees of Kindred to whom it is required to offer the same under applicable Law. Kindred acknowledges and agrees that New Operator is not assuming any of Kindred’s or it’s Affiliates’ obligations to its employees under COBRA or otherwise. It is understood that New Operator shall not be responsible to pay any disability or workers’ compensation benefits to or for any Kindred employee who is receiving such benefits with respect to a disability or injury covered by Kindred’s benefit plans or workers compensation policies with respect to an injury or disability attributable to the period ending on the Closing Date.

10.2. Employees and Benefits.

(a) As of the Closing Date, all Hired Employees shall cease to accrue benefits under the Employee Plans of Kindred and Kindred shall take all such action as may be necessary to effect such cessation. There shall be no transfer of assets or liabilities of Employee Plans to New Operator or to any Employee Plans of the New Operator with regard to the Hired Employees. Kindred shall retain all responsibility for, and New Operator shall have no obligation or responsibility for, any of such benefits, except as provided herein.

(b) Kindred shall retain and satisfy any and all responsibility for, and Kindred acknowledges that New Operator shall have no obligation or responsibility except as expressly assumed by New Operator for, any liabilities or obligations relating to benefits under the Kindred Employee Plans for (i) any Kindred employee who is not a Hired Employee and (ii) any Hired Employee for any period prior to such Hired Employee becoming an employee of New Operator.

(c) Kindred shall pay the employees at the Facility on the Closing Date or on the first regular pay period after the Closing Date, whichever is required by Law, all earned wages due, including but not limited to, paid time off, personal leave and vacation benefits as of the Effective Time. New Operator will assume all sick time, if any, for each Hired Employee.

ARTICLE XI

ACCOUNTS RECEIVABLE

11.1. Accounts Receivable. Kindred shall retain whatever right, title and interest it may have in and to all outstanding accounts receivable with respect to the Facility which relate to periods ending on or before the Effective Time, including, but not limited to, any accounts receivable arising from rate adjustments which relate to a period ending on or before the Effective Time even if such adjustments occur after the Effective Time (“Kindred’s A/Rs”). Kindred acknowledges that New Operator owns all accounts receivable arising from services provided by or at the Facility after the Effective Time (“New Operator’s A/Rs”).

11.2. Receipts by New Operator. In furtherance and not in limitation of the requirements set forth in Section 11.1, payments received by New Operator on or after the Effective Time from third-party payors, including, but not limited to, Medicare, Medicaid, VA, managed care and health insurance, shall be handled as follows:

(a) If such payments either specifically indicate on the accompanying remittance advice, or if Kindred and New Operator agree that such payments relate to the period ending on or before the Effective Time, they shall be forwarded by New Operator to Kindred, along with the applicable remittance advice, within thirty (30) days after receipt thereof; and

(b) If such payments indicate on the accompanying remittance advice, or if Kindred and New Operator agree that such payments relate to the period after the Effective Time, they shall be retained by New Operator.

11.3. Receipts by Kindred. Payments received by Kindred after the Effective Time from third-party payors, including, but not limited to, Medicare, Medicaid, VA, managed care and health insurance, shall be handled as follows:

(a) If such payments either specifically indicate on the accompanying remittance advice, or if Kindred and New Operator agree that such payments relate to the period after the Effective Time, they shall be forwarded by Kindred to New Operator, along with the applicable remittance advice, within thirty (30) days after receipt thereof; and

(b) If such payments indicate on the accompanying remittance advice, or if Kindred and New Operator agree that they relate to the period ending on or before the Effective Time, they shall be retained by Kindred.

11.4. Other Receipts. If the remittance advice indicates or the parties agree that any payment relates to periods both prior to or on and after the Effective Time, the party receiving the payment shall forward the amount relating to the other party’s operation of the Business, along with the applicable remittance advice, within thirty (30) days after receipt thereof. If the remittance advice does not indicate the period to which a payment relates or whether it is for Kindred or New Operator, or if there is no accompanying remittance advice, or the payment is not otherwise identifiable using commercially reasonable efforts, and if the parties do not otherwise agree as to how to apply such payment, then 100% of such payments received within the first thirty (30) days after the Effective Time shall be deemed to have been collected in respect of Kindred’s A/R due from the payee in respect of services provided on or prior to the Effective Time. All such payments received in excess of the amount of Kindred’s A/R due from said payee and all such payments received after the thirtieth (30th) day after the Effective Time shall be deemed to have been collected in respect of New Operator’s A/R from said payee. All such payments received by New Operator but which are deemed to be due Kindred under this Section 11.4 shall be forwarded by New Operator to Kindred within thirty (30) days after receipt thereof, and all such payments received by Kindred but which are deemed to be due New Operator under this Section 11.4 shall be forwarded by Kindred to New Operator within thirty (30) days after receipt thereof. All such payments received by Kindred which are deemed to have been collected in respect to Kindred’s A/R shall be retained by Kindred and all such payments received by New Operator which are deemed to have been collected in respect to New Operator’s A/R shall be retained by New Operator. New Operator shall pay to Kindred any and all reimbursements including retroactive rate adjustments, appeal settlements, and/or Cost Report settlements for all cost report periods with fiscal years ended prior to the Effective Time that it receives after the Effective Time. During the five (5) year period following the Effective Time, New Operator shall also make a good faith effort to reconcile its cost report reimbursements and/or settlements with documentation Kindred provides to New Operator regarding Kindred Bad Debt and shall pay to Kindred any and all reimbursements and/or settlements related to Kindred Bad Debt pursuant to Section 8.2.

11.5. Accounting for Accounts Receivable.

(a) Attached hereto as Exhibit 11.5 is a schedule of Kindred’s A/Rs listing by Resident the amount due as of                  , 201    . As soon as reasonably possible but not later than fifteen (15) Business Days after the Closing Date, Kindred shall provide New Operator with a schedule of Kindred’s A/Rs listing by Resident the amounts due as of the Effective Time.

(b) For a period of six (6) months following the Effective Time or until Kindred receives payment of all accounts receivable attributable to the operation of the Facility on or before the Effective Time, whichever is sooner, New Operator shall provide Kindred (no less frequently than monthly) with (i) an accounting setting forth all amounts received by New Operator during the preceding month with respect to New Operator’s A/Rs and Kindred’s A/Rs using the same format of schedule as that provided by Kindred pursuant to Section 11.5(a), and (ii) copies of all remittance advices relating to such amounts received and any other reasonable supporting documentation as may be required for Kindred to determine the New Operator’s A/Rs and the Kindred’s A/Rs that have been paid. New Operator shall deliver such accounting to Kindred at the following physical and email addresses: 680 South Fourth Street, Louisville, Kentucky 40202, Attention: Raye Ann Cole (Raye.Cole@Kindred.com) and Linda Fisher (Linda.Fisher@Kindred.com).

(c) For a period of six (6) months following the Effective Time or until Kindred receives payment of all accounts receivable attributed to the operation of the Facility prior to the Closing Date, whichever is sooner, Kindred shall provide New Operator (no less frequently than monthly) with (i) an accounting setting forth all amounts received by Kindred with respect to New Operator’s A/Rs and Kindred’s A/Rs using the same type of schedule as that provided by Kindred pursuant to Section 11.5(a), and (ii) copies of all remittance advices relating to such amounts received and any other reasonable supporting documentation as may be required for New Operator to determine the New Operator’s A/Rs and Kindred’s A/Rs that have been paid. Kindred shall deliver such accounting to New Operator at the following address:                                         , Attention:                                         .

(d) On two (2) occasions during the period of one (1) year following the Effective Time, New Operator and Kindred shall, upon reasonable notice and during normal business hours, have the right to inspect all cash receipts of the other party in order to confirm the other party’s compliance with the obligations imposed on it under this Article XI. Notwithstanding the foregoing, if such information can be transmitted through electronic mail, then New Operator and Kindred may satisfy their obligations under this Section 11.5 in that manner.

(e) To enable Kindred to close its books with respect to the period ending on the Closing Date, New Operator will permit appropriate personnel of Kindred reasonable access to the Facility, in a manner that does not materially interfere with the operation of the Facility, for a period of no more than five (5) Business Days after the Closing Date. During that period, New Operator will permit certain individuals employed by Kindred immediately before the Closing Date to provide reasonably necessary assistance to Kindred in its closing of the books. Those individuals are the persons previously employed by Kindred in following positions: Executive Director; Business Office Manager; Accounts Receivable Assistant; Accounts Payable Coordinator; Payroll Benefits Coordinator and MDS Coordinator.

(f) Any amounts to be paid by one party to the other under this Article XI shall be made by electronic transfer using the following wire instructions:

(i)	If to Kindred

(ii)	If to New Operator

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.1. Kindred’s Representations. To induce New Operator to enter into this Agreement, Kindred hereby represents and warrants to New Operator as of the date of this Agreement and re-states as of the Closing Date, as follows:

(a) Organization. Each of Kindred and Guarantor (collectively, the “Kindred Companies”) was duly organized and is validly existing as a Delaware                      or corporation, respectively. Kindred is in good standing in the State of                      and each of the Kindred Companies is qualified to do business and is in good standing in each of the states in which it owns property or does business. Kindred has full power and authority and possesses all material governmental approvals necessary to enable it to own, license, possess, lease or otherwise hold its properties and assets and to carry on the Business and to operate the Facility as presently conducted.

(b) Authority. Each of the Kindred Companies has the full right, power and authority to execute this Agreement. Kindred also has the full right, power and authority to consummate the sale of the Assets and the other transactions contemplated by this Agreement. The execution and delivery by each of the Kindred Companies of this Agreement, and all of the documents and instruments required by this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or corporate action on the part of each of the Kindred Companies. The Person executing this Agreement on behalf of each of the Kindred Companies is authorized to do so. This Agreement and, upon the execution and delivery thereof in accordance with this Agreement, each of the other documents and instruments required to be executed and delivered in connection herewith by either of the Kindred Companies, have been duly executed and delivered by either of the Kindred Companies, as applicable, and this Agreement constitutes the legal, valid and binding obligation of each of the Kindred Companies, enforceable against it in accordance with its terms. The execution and delivery by each of the Kindred Companies of this Agreement and the other documents contemplated hereby does not, and the consummation of the transactions contemplated by this Agreement and compliance by each of the Kindred Companies with the terms hereof, do not, and will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or result in the creation of any lien or encumbrance upon any of the assets or properties of either of the Kindred Companies under, any provision of (i) the organizational documents of either of the Kindred Companies, (ii) any Contract to which either of the Kindred Companies is a party or by which any of their assets or properties is bound, or (iii) any judgment, writ, order or decree or Law that is applicable to either of the Kindred Companies or its assets or properties, except in each case for any such conflict, violation or default that would not have a material adverse effect on the condition of the Business taken as a whole.

(c) Conflict. There is no agreement to which either of the KND Companies is a party or which is binding upon either of the KND Companies which is in conflict with this Agreement or the transactions contemplated herein.

(d) Title. Kindred has good title to the Assets to be transferred by it to New Operator hereunder. At the Closing, such Assets will be free and clear of all liens and encumbrances.

(e) Assets. The Assets (together with the Excluded Assets) comprise substantially all the assets employed by Kindred in connection with the Facility and the Business.

(f) Approvals. Set forth on Exhibit 12.1(f) attached hereto is a list of all material Approvals or Consents required to own, operate or use the Facility or to operate the Business (“Required Permits”). All Required Permits are in full force and effect and are not subject to any claim, default, condition, sanction, limitation or penalty. Kindred has delivered to New Operator true, correct and complete copies of the most recent Required Permits necessary or required for the occupancy and operation of the Facility and the Business.

(g) Mechanic Liens. To Kindred’s Knowledge, no labor has been performed or materials furnished that could result in a materialman’s or mechanic’s lien filed against the Assets except as shall be fully paid or released prior to Closing.

(h) Actions. Except as set forth in Exhibit 12.1(h), there are no actions, suits or legal or administrative proceedings or investigations pending against Kindred or any of its Affiliates before any Governmental Authority that would invalidate this Agreement, challenge or adversely affect either of the KND Companies’ ability to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated hereunder, and to Kindred’s Knowledge, no such actions, suits or administrative proceedings or investigations are contemplated or threatened against either of the Kindred Companies.

(i) Resident Roll. The Resident roll attached hereto as Exhibit 12.1(i) is a complete and accurate schedule of all the Residents as of             , 201    . Kindred has not accepted any advance payment of more than thirty (30) days from any Resident.

(j) Assumed Kindred Contracts. Kindred has complied with and performed all of its material Obligations required to be performed under all Assumed Kindred Contracts (whether as an original party or as an assignee or successor) as of the date hereof, and is not in default under any Assumed Kindred Contract; and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder.

(k) Insurance. There is in full force and effect policies of insurance insuring the Business and Assets of the Facility against such losses and risks and in such amounts as are usual and customary in its business.

(l) Inventory. The Inventory consists of reasonable quantities of items which are usable in the normal course of the Business, and all items are in good and merchantable condition.

(m) Brokers. Neither Kindred nor its Affiliates has engaged the services of any broker or finder in connection with the transactions provided for in this Agreement.

12.2. New Operator’s Representations. To induce Kindred to enter into this Agreement, New Operator and N.O Guarantor hereby represents and warrants to Kindred as of the date of this Agreement and the Closing Date, as follows:

(a) Organization. New Operator and N.O Guarantor (collectively, the “N.O. Companies”) was duly organized and is validly existing as a                      in the State of                      and a                      in the State of                     , respectively. New Operator is in good standing, or will be as of the Closing Date, in the State of                      and each of the N.O. Companies is, or will be as of the Closing Date, qualified to do business and is in good standing in each of the states in which it owns property or does business. New Operator has full power and authority and possesses, or will possess as of the Closing Date, all material governmental approvals necessary to enable it to own, license, possess, lease or otherwise hold its properties and assets and to carry on the Business and to operate the Facility as of the Effective Time

(b) Authority. Each of the N.O. Companies has the full right, power and authority to execute this Agreement New Operator also has the full right, power and authority to consummate the acquisition of the Assets and the other transactions contemplated by this Agreement. The execution and delivery by each of the N.O. Companies of this Agreement, and all of the documents and instruments required by this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company or corporate action on the part of each of the N.O. Companies. The Person executing this Agreement on behalf of each of the N.O. Companies is authorized to do so. This Agreement and, upon the execution and delivery thereof in accordance with this Agreement, each of the other documents and instruments required to be executed and delivered in connection herewith by either of the N.O. Companies, have been duly executed and delivered by either of the N.O. Companies, as applicable, and this Agreement constitutes the legal, valid and binding obligation of each of the N.O. Companies, enforceable against it in accordance with its terms. The execution and delivery by each of the N.O. Companies of this Agreement and the other documents contemplated hereby does not, and the consummation of the transactions contemplated by this Agreement and compliance by each of the N.O. Companies with the terms hereof, do not, and will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or result in the creation of any lien or encumbrance upon any of the assets or properties of either of the N.O. Companies under, any provision of (i) the organizational documents of either of the N.O. Companies, (ii) any Contract to which either of the N.O. Companies is a party or by which any of their assets or properties is bound, or (iii) any judgment, writ, order or decree or Law that is applicable to either of the N.O. Companies or its assets or properties, except in each case for any such conflict, violation or default that would not have a material adverse effect on the condition of the Business taken as a whole.

(c) Conflict. There is no agreement to which either of the N.O. Companies is a party or which is binding upon either of the N.O. Companies which is in conflict with this Agreement or the transactions contemplated herein.

(d) Actions. Except as set forth on Exhibit 12.2(d), there are no actions, suits or legal or administrative proceedings or investigations pending against either of the N.O. Companies before any Governmental Authority that would invalidate this Agreement, challenge or adversely affect either of the N.O. Companies’ ability to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated hereunder, and to New Operator’s Knowledge, no such actions, suits or administrative proceedings or investigations are contemplated or threatened against either of the N.O. Companies, nor, to New Operator’s Knowledge, does any basis exist for any such action or for any such governmental investigations.

(e) Licensure. New Operator is not aware of any reason why any Governmental Authority would not grant New Operator all Licensure Approvals in order to permit New Operator to operate or use the Facility or to operate the Business immediately following the Closing Date. New Operator has properly and timely filed or will properly and timely file all appropriate material notices, applications and other documents with the applicable Governmental Authorities to acquire the Assets hereunder, and has furnished or will furnish Kindred with true, correct and complete copies of all such items.

(f) Brokers. Except as set forth on Exhibit 12.2(f), neither New Operator nor its Affiliates has engaged the services of any broker or finder in connection with the transactions provided for in this Agreement.

ARTICLE XIII

INTERIM OPERATIONS AND UNDERTAKINGS

13.1. Conduct of Business Pending Closing. From the date of this Agreement until the Closing Date, Kindred shall:

(a) Maintain the Business and the Facility in existence and in good standing and in material compliance with all Laws;

(b) Maintain and operate the Facility and the Business and conduct the Business in the ordinary and usual manner;

(c) Maintain all Required Permits in full force and effect, and timely file all reports, statements, renewal applications and other filings, and timely pay all fees and charges in connection therewith that are required to keep such Required Permits in full force and effect;

(d) Maintain in full force and effect substantially the same professional, public liability and casualty insurance coverages and other insurance policies now in effect with respect to the Business;

(e) Continue to perform all material Obligations under all Assumed Kindred Contracts;

(f) Maintain Inventory at the Facility as required by applicable federal and                      state Laws in a manner consistent with past practice;

(g) Use commercially reasonable efforts to retain all employees employed at the Facility as of the date of this Agreement; and

(h) Provide for and/or cure any deficiencies and any violations which may be cited by the State of                      or any other Governmental Authority having jurisdiction over the Facility and provide New Operator with written notice of any such deficiencies and violations within ten (10) Business Days of receipt thereof.

13.2. Prohibited Actions of Kindred Pending Closing. Unless otherwise expressly provided for herein or approved by New Operator in writing, from the date of this Agreement until the Closing Date, Kindred shall not:

(a) Induce, solicit or entice any Residents to transfer or discontinue any relationships with the Facility prior to the Closing Date or with New Operator after the Closing Date; provided, however, that such prohibition shall not apply to any transfer or discontinuance that is requested by a Resident, a member of a Resident’s family, or a Resident’s physician;

(b) Perform any construction on or modification to the Facility, other than normal repair and maintenance and other than as required by Law;

(c) Accept any advance payment for more than thirty (30) days of any rent or Residents’ occupancy fees under any lease or occupancy agreement; or waive, reduce or forgive any rent or occupancy fees required to be paid under any occupancy agreement, or grant any lease or other concessions or free rent periods under any occupancy agreement for any period after the Effective Time;

(d) Except in the ordinary course of business, renew, extend, terminate, modify or waive any term or condition of any of the Assumed Kindred Contracts or Resident occupancy agreements (other than renewal of a Resident occupancy agreement in accordance with Kindred’s existing rates and procedures), or enter into any new Contracts relating to the Facility or the Business, if any such Contract would survive the Closing;

(e) Sell or otherwise dispose of, or agree to sell or dispose of any of the Assets, except in the ordinary course of business;

(f) Take any action prior to the Effective Time which would materially breach any of the representations and warranties, covenants or other provisions contained in this Agreement or otherwise take any action outside of the ordinary course of business of Kindred;

(g) Change the compensation payable or to become payable by Kindred for any of the officers, managers, employees, agents, or independent contractors providing services at the Facility other than normal merit increase of not more than two percent (2%) per annum in accordance with Kindred’s past practices, except as may be required under a collective bargaining agreement with a labor organization; and

(h) Transfer any employee of the Facility to any other facility operated by Kindred or its Affiliates, except as otherwise may be agreed to by the parties.

13.3. Access. From the date of this Agreement until the Closing, Kindred shall afford New Operator and its independent certified public accountants, counsel and other representatives, reasonable access to the properties, books and records of the Business, and the right to consult with the officers, employees, accountants, and other representatives of the Facility, but only to the extent actually required to effect the transition of the Business and the operation of the Facility to New Owner as of the Effective Time. Kindred shall not be obligated to permit any such access unless New Operator provides to Kindred’s designated representative no less than 24 hours advance request for the access providing the names of New Operator’s representatives requesting access, the type of access requested, the purpose of the request and an a proposed itinerary. Kindred will not unreasonably deny any such properly requested access unless it reasonably determines that the requested access will materially interfere with the normal operations of the Facility or the Business.

13.4. Information Systems, Records in Electronic Form, Software and Data.

(a) Kindred shall use reasonable efforts to permit transfer of current data in fully operational form for use in New Operator’s computer applications. Kindred further agrees that in order to assist New Operator in ensuring the continued operation of the Facility after the Closing Date in compliance with applicable law and in a manner which does not jeopardize the health and welfare of the residents of the Facility, Kindred shall: (i) for a period of no longer than 60 days after the Closing Date, provide New Operator access to Kindred’s electronic medical records system to enable New Operator, at its expense, to print the medical treatment records and physician orders for each resident as of the Closing Date and that was resident as of the period between and including the Effective Date and the date that is one year prior to the Effective Date, and cooperate with New Operator regarding the delivery of all such Current Records to New Operator, both in hard copy and electronic form (including the provision to New Operator of the last 18 months of MDS (Minimum Data Set) history in the format submitted to CMS by Kindred), and (ii) authorize New Operator to have “read only” access to Resident Care System for a period of thirty (30) days after the Closing Date or until New Operator installs its own clinical information system in the Facility, whichever occurs first (the “Retention Period”), in order to enable New Operator to obtain the necessary copies of such medical records and physician orders.

(b) New Operator acknowledges that (i) Kindred’s computer software (the “Software”) is copyrighted and is confidential and proprietary to Kindred. New Operator further acknowledges and agrees that the Software is to be used solely by New Operator during the Retention Period and New Operator shall not copy the Software, distribute the

Software to any third party or provide access to the Software to any third party. Nothing contained herein shall preclude New Operator from entering into an agreement for the use of the Software.

(c) At least thirty (30) days prior to the Closing Date, Kindred shall provide New Operator and its representatives with access to the Facility so that New Operator can install lines necessary for computer hardware, together with servers, computer hardware and software. In addition, Kindred shall cooperate with New Operator and provide New Operator with such assistance as New Operator may reasonably request in order to provide for an orderly, efficient and safe transition of the operations from Kindred to New Operator and the continued operation of the Facility after the Closing Date in compliance with applicable law and in a manner which does not jeopardize the health and welfare of the residents of the Facility. During such time as Kindred provides New Operator with access to the Facility under this Section 13.4, New Operator shall not connect with or hook into Kindred’s computer lines or computers. Such access shall be prescheduled with Kindred and shall not interrupt normal business operation. New Operator shall indemnify Kindred for any damage resulting from such access or installation of the lines. If, for any reason, this Agreement terminates prior to the Closing Date, Kindred shall remove any lines installed, at New Operator’s cost and expense, and New Operator shall remit payment to Kindred within five (5) days of receiving an invoice for such costs and expenses of removal

13.5. Other Undertakings. Each of the parties shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on the part of such party to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

13.6. Notice by Kindred of Certain Events. Kindred shall give prompt written notice to New Operator of (i) any notice or other communication from any third party alleging that the consent of such person is or may be required in order for Kindred to consummate the transactions contemplated by this Agreement; and (ii) any change, event or circumstance which is reasonably likely to delay or impede the ability of Kindred to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

ARTICLE XIV

CONDITIONS PRECEDENT

14.1. Conditions Precedent to New Operator’s Obligations. All obligations of New Operator under this Agreement are subject to the fulfillment or satisfaction prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by New Operator):

(a) Kindred’s representations and warranties contained in this Agreement shall be true in all material respects on and as of the date of this Agreement and shall be true in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties were made on and as of the Closing Date.

(b) Kindred shall have performed and complied with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c) New Operator shall have received all of Kindred’s deliveries described in Section 15.1 and all such other documents required to be delivered by Kindred hereunder.

(d) The Assets shall be free and clear of any and all liens, claims, charges, pledges, security interests and all other encumbrances of any kind or nature whatsoever as of the Closing Date.

(e) No suit, action, proceeding, or investigation shall have been instituted or threatened by any Governmental Authority, and no injunction shall have been issued and then outstanding, to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

(f) New Operator shall have received the Licensure Approvals.

14.2. Conditions Precedent to Kindred’s Obligations. All obligations of Kindred under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by Kindred):

(a) The representations and warranties of New Operator contained in this Agreement shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

(b) New Operator shall have performed and complied with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

(c) Kindred shall have received all the New Operator deliveries described in Section 15.2.

(d) Kindred shall have received evidence to its reasonable satisfaction demonstrating that New Operator has received the Licensure Approvals.

(e) No suit, action, proceeding or investigation shall have been instituted or threatened by any Governmental Authority, and no injunction shall have been issued and then be outstanding to restrain, prohibit or otherwise challenge the legality or validity of any of the transactions contemplated by this Agreement.

14.3. Waiver of Conditions Precedent. Except as otherwise provided herein, so long as a party is not in default under this Agreement, if any condition to that party’s obligations to proceed with the Closing has not be satisfied as of the Closing Date, the party having the benefit of such condition may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition. If the party having the benefit of such condition elects to proceed with the Closing, notwithstanding the non-satisfaction of such condition, the non-satisfied condition shall not be deemed to have been waived by the party having the benefit of said condition and the party waiving the benefit of said condition may pursue all available remedies against the other party.

ARTICLE XV

DELIVERIES AT CLOSING

15.1. Kindred’s Deliveries. At Closing, Kindred shall deliver to New Operator:

(a) the Bill of Sale;

(b) the Assignment and Assumption Agreement;

(c) a closing statement setting forth the prorations and adjustments to be made pursuant to the provisions of this Agreement;

(d) any training and instruction manuals in Kindred’s custody or control relating to the maintenance and operation of the Facility and the Assets, but only to the extent the same are included in the Assets;

(e) the Resident Trust Funds;

(f) a certificate dated the Closing Date and signed by an officer of Kindred certifying that the conditions specified in Section 15.1 have been fulfilled; and

(g) such other documents as shall be reasonably required to consummate the transactions contemplated herein.

15.2. New Operator’s Deliveries. At Closing, New Operator shall deliver to Kindred:

(a) the Bill of Sale;

(b) the Assignment and Assumption Agreement;

(c) a closing statement setting forth the prorations and adjustments to be made pursuant to the provisions of this Agreement;

(d) the Purchase Price as provided in Section 3.1;

(e) evidence reasonably satisfactory to Kindred that New Operator has obtained all of the Licensure Approvals;

(f) a certificate dated the Closing Date and signed by an officer of New Operator certifying that the conditions specified in Section 15.2 have been fulfilled; and

(g) such other documents as shall be reasonably required to consummate the transactions contemplated herein.

ARTICLE XVI

TERMINATION

16.1. Termination of the Agreement.

(a) This Agreement may be terminated by notice in writing at any time prior to Closing by:

(i) Kindred, if (1) there shall have been a material breach by New Operator of any representation, warranty, covenant or agreement contained in this Agreement that has not been cured within ten (10) days following receipt by New Operator of written notice from Kindred of such breach or that is not capable of being cured, or (2) Kindred reasonably determines that any condition set forth in Section 14.2 hereof is not capable of being satisfied;

(ii) New Operator, if (1) there shall have been a material breach by Kindred of any representation, warranty, covenant or agreement contained in this Agreement that has not been cured within ten (10) days following receipt by Kindred of written notice from New Operator of such breach or that is not capable of being cured, or (2) New Operator reasonably determines that any condition set forth in 14.1 hereof is not capable of being satisfied;

(iii) Mutual agreement in writing by Kindred and New Operator; or

(iv) By either Kindred or New Operator by written notice to the other party at any time after                 , 201    .

(b) If this Agreement is terminated in accordance with Section 16.1(a) hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

ARTICLE XVII

FURTHER ASSURANCES; COVENANTS

17.1. Further Assurances. From and after the Closing, Kindred, on the one hand, and New Operator, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things (including the making of filings), as New Operator or Kindred, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. In the event that following the Closing any party shall be involved in litigation with a third party, threatened litigation with a third party or government inquiries with respect to a matter involving the Assets or the Business, the other parties shall also make available to such first party, at reasonable times and subject to the reasonable requirements of their or its own business, such of their or its personnel as may have information relevant to the matters.

17.2. Covenants. New Operator covenants and agrees that from and after the Closing Date it shall: (i) pay all amounts due for periods after the Effective Time, and otherwise discharge its duties, under the Assumed Kindred Contracts and shall pay all amounts due vendors, suppliers and service providers for items and services provided after the Effective Time; and (ii) cover the name “Kindred” on all signage at the Facility (or remove from the Facility all signage incorporating the name “Kindred”) and otherwise indicate to the general public through appropriate signage, banners or similar means that the Facility is under the ownership and operational control of New Operator. Kindred covenants and agrees that from and after the Closing Date, with respect to Assumed Kindred Contracts, it shall pay all amounts due for periods ending on and prior to the Effective Time.

17.3. Kindred Non-Solicitation. Kindred agrees that neither Kindred nor any of its Affiliates, from and after the date of this Agreement at any time until 30 days after the Closing, shall, directly or indirectly (i) solicit for employment any then-current employee of the Facility or (ii) hire or otherwise engage the services of the Facility’s current Director of Nursing or Executive Director; provided, however, that nothing contained herein shall prevent Kindred or any of its Affiliates from recruiting, soliciting or employing any person who responds to a general media advertisement or non-directed search inquiry, or who makes an unsolicited contact for employment.

17.4. New Operator Non-Solicitation. New Operator agrees that neither New Operator nor any of its Affiliates, from and after the date of this Agreement at any time until 30 days after the Closing, shall, directly or indirectly (i) solicit for employment any then-current employee of RehabCare, Inc. or its Affiliates who is providing services to the Facility or (ii) hire or otherwise engage the services of any such person; provided, however, that nothing contained herein shall prevent New Operator or any of its Affiliates from recruiting, soliciting or employing any such person who responds to a general media advertisement or non-directed search inquiry, or who makes an unsolicited contact for employment.

17.5. Access to the Records. From and after the Closing Date, New Operator shall allow Kindred and its agents and representatives to have reasonable access to (upon reasonable notice and during normal business hours), and to make copies of the Records (at Kindred’s expense), to the extent reasonably necessary to enable Kindred to among other things investigate and defend malpractice, employee or other claims, to support medical review requests from Medicare or Medicaid, to support Medicare and Medicaid claims appeals, to file or defend cost reports and tax returns, to complete/revise, as needed, any patient assessments which may be required for Kindred to seek reimbursement for services rendered prior to the Closing Date, to verify accounts receivable collections due Kindred, to file exceptions to the Medicare or Medicaid routine cost limits for the cost reporting periods prior to the Closing Date and to enable Kindred to complete, in accordance with Kindred’s policies and procedures, any and all post-Closing Date accounting, reconciliation and closing procedures, including, but not limited to, a month end close out of all accounts, including but not limited to accounts payable and Medicare and Medicaid billing. Kindred agrees not to use or disclose any of the information obtained from

New Operator except solely for the purposes described herein and further agree to maintain this information confidential. Likewise, from and after the Closing Date, Kindred shall allow New Operator and its agents reasonable access to the Records, including without limitation the Excluded Assets described in Section 4.2(g) to the extent New Operator reasonably requires such access in connection with, without limitation, accounting, billing, tax filings or securities filings, Medicare and/or Medicaid filings and appeals. Kindred shall use its best efforts to provide such items which require expedited handling to New Operator within five (5) Business Days of New Operator’s request. New Operator shall follow the process set forth in Exhibit 17.5 to request access to Records. New Operator agrees not to use or disclose any of the information obtained from Kindred except solely for the purposes described herein and further agrees to maintain this information as confidential. New Operator shall assure than any successor operator of the Facility is legally obligated to provide Kindred access to the Records in the manner required by this Section 17.5.

17.6. Final Reports and Actions, Insurance. Kindred will in a timely manner file with all appropriate private and public entities all reports and forms required to be filed by it. With respect to any “claims made” insurance policies covering the operation of the Facility and Business prior to the Closing, Kindred or Guarantor shall cause Kindred to be maintained on the insurance policies of the Kindred Companies as a named insured for the duration of the statute of limitations for insurable claims and losses in Massachusetts.

ARTICLE XVIII

INDEMNIFICATION

18.1. Indemnification by Kindred. Subject to the limitations and other provisions of this Agreement, Kindred shall indemnify, defend and hold New Operator, its Affiliates and their respective directors, officers, shareholders, agents and employees harmless at all times from and against and in respect of any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys fees and costs) (collectively, “Damages”) resulting from:

(a) any misrepresentation or breach of any representation or warranty made by Kindred in this Agreement;

(b) the breach of any agreement, covenant or obligation of Kindred under this Agreement;

(c) any Obligations of Kindred or any Obligation with respect to the Assets, the Facility or the Business, except for Obligations arising with respect to occurrences after the Effective Time with respect to the Assets, the Facility or the Business or that are expressly assumed by New Operator hereunder;

(d) the Excluded Assets;

(e) any claims or litigation relating to Kindred now pending or which may hereafter be brought against New Operator or Kindred based upon events occurring on or before the Effective Time or the operation by Kindred of the Facility and the Business on or before the Effective Time;

(f) to the extent arising with respect to occurrences before the Effective Time, any and all obligations under Kindred’s Medicare Provider Agreement, Kindred’s Medicaid Provider Agreement, Kindred’s agreements with private third-party payors, Kindred’s compliance with any Health Care Law (including without limitation obligations arising from any failure by

Kindred to timely file cost reports for cost reporting periods prior to the Effective Time), including, but not limited to, overpayments, recoupments, fines, penalties, late charges and assessments and Obligations under any of Kindred’s Employee Plans; and

(g) any and all actions, suits, proceedings, claims, demands, assessments, judgment, costs (including reasonable attorneys fees), losses, liabilities and reasonable legal fees and other expenses incurred by New Operator incident to any of the foregoing.

18.2. Indemnification by New Operator. Subject to the limitations and other provisions of this Agreement, New Operator shall indemnify, defend and hold Kindred, its Affiliates and their respective directors, officers, shareholders, agents and employees harmless at all times from and against and in respect of any and all Damages resulting from:

(a) any misrepresentation or breach of any representation or warranty made by New Operator in this Agreement;

(b) the breach of any agreement, covenant or obligation of New Operator under this Agreement;

(c) any Obligations of New Operator or to the extent arising with respect to occurrences after the Effective Time any Obligations with respect to the Assets, the Facility or the Business after the Effective Time, except any such Obligations that are expressly assumed by Kindred hereunder;

(d) the Assumed Obligations;

(e) any claims or litigation relating to New Operator which may hereafter be brought against Kindred, based upon events occurring after the Closing Date and not directly caused by Kindred or relating to a matter for which Kindred provided indemnification;

(f) to the extent arising with respect to occurrences after the Effective Time, any and all Obligations under New Operator’s Medicare provider agreement, New Operator’s Medicaid provider agreement, New Operator’s agreements with private third-party payors, New Operator’s compliance with any Health Care Law (including without limitation obligations arising from any failure by New Operator to timely file cost reports for cost reporting periods prior to the Effective Time), including, but not limited to, overpayments, recoupments, fines, penalties, late charges and assessments and Obligations under any of New Operator’s Employee Plans; and

(g) any and all actions, suits, proceedings, claims, demands, assessments, judgment, costs (including reasonable attorneys fees), losses, liabilities and reasonable legal fees and other expenses incurred by Kindred incident to any of the foregoing.

18.3. Period of Indemnity. The aforesaid indemnities under Sections 18.1 and 18.2, shall remain in full force and effect for a period equal to twenty-four (24) months after the Closing Date; provided, however, notwithstanding the prior clause, that the indemnities under Sections 18.1(f) and 18.2(f) shall remain in full force and effect until thirty (30) days after the expiration of the statute of limitations applicable to the claim for which indemnity is sought; and further provided, however, if at the expiration of the applicable period any claim or assessment for indemnification has been asserted but not fully determined, or any audit or other proceeding with respect to any tax matter has been initiated, such period will be extended as to such claim, assessment, audit or other proceeding until it is finally determined or concluded.

18.4. Notice to the Indemnifying Party. Within thirty (30) days after the (i) assertion of any claim by a third-party (a “Third Party Claim”), or (ii) occurrence of any event not involving a Third Party Claim (a “Non-Third Party Claim” and, together with a Third Party Claim, each a “Claim”), giving rise to a claim for indemnification from a party (the “Indemnifying Party”) under this Article XVIII, the other party (the “Indemnified Party”) shall notify the Indemnifying Party in writing of such Claim setting forth the nature of the Claim and specifying in reasonable detail (to the extent the same can be reasonably estimated or ascertained) the individual items and amount of Damages, the date each such item was paid, suffered or arose, or if such Damages have not yet been paid, suffered or incurred (such notice is hereinafter referred to as an “Indemnity Claim Notice”); provided, however, failure to provide such notice shall not in any way serve to waive or diminish the indemnification rights of the Indemnified Party. Notwithstanding the foregoing, any inadvertent delay in notifying the Indemnifying Party shall in no case prejudice the rights of the Indemnified Party under this Agreement except to the extent the Indemnifying Party shall actually be prejudiced by such failure.

18.5. Non-Third Party Claims. Within thirty (30) days after receipt of an Indemnity Claim Notice, the Indemnifying Party shall furnish to the Indemnified Party a written response (a “Response Notice”) in which the Indemnifying Party shall with respect to a Non-Third Party Claim (i) agree that all of the Non-Third Party Claim is owed to the Indemnified Party (the “Agreed Amount Notice”), (ii) agree that part, but not all, of the Non-Third Party Claim is owed to the Indemnified Party (the “Partial Agreed Amount Notice”), or (iii) contest that any of the Non-Third Party Claim is owed to the Indemnified Party (the “Contest Notice”). If no Response Notice is delivered by the Indemnifying Party by 5:00 p.m. Eastern time on the last day of such thirty (30) day period (such 30-day period commencing upon receipt by the Indemnifying Party of an Indemnity Claim Notice), Indemnifying Party shall be deemed to have agreed that all of the amount of the Non-Third Party Claim must be paid to the Indemnified Party and in such case, the Claim shall be treated as if an Agreed Amount Notice was furnished.

18.6. Third Party Claims.

(a) Within thirty (30) days after receipt of an Indemnity Claim Notice, the Indemnifying Party shall furnish to the Indemnified Party a Response Notice in which the Indemnifying Party shall with respect to a Third Party Claim (i) agree that it is responsible to defend and indemnify any liability arising under such Third Party Claim (a “Defense Notice”), or (ii) disagree that it is responsible to defend and indemnify any liability arising under such Third Party Claim. If the Indemnifying Party gives a Defense Notice, it will undertake the defense of the Claim by representatives of its own choosing reasonably satisfactory to the Indemnified Party. Indemnified Party shall have the right at its own expense to participate in any such defense with representatives of its own choosing.

(b) Notwithstanding anything contained herein to the contrary, the Indemnified Party shall be entitled to participate, with counsel of its choosing, in the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Damages incurred by the Indemnified Party in connection with such defense, settlement or compromise, as required by this Article XVIII) any Third Party Claim (i) that seeks an order, injunction or other equitable relief against the Indemnified Party or any of its Affiliates; (ii) for which the Indemnified Party would otherwise be entitled to indemnification under this

Article XVIII, and (iii) in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect thereto, in which event Indemnifying Party and Indemnified Party shall reasonably cooperate in such defense, but the Indemnified Party shall have final control over any injunctive relief brought against it, and any different or additional legal defense specifically available only to it, and Indemnifying Party shall have final control over all other aspects of the Third Party Claim.

(c) Each Party shall make available to the other Party and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such Third Party Claim. The party contesting any such Third Party Claim shall be furnished all reasonable assistance in connection therewith by the other party.

(d) Subject to Section 8.2 hereto, the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnified Party an unconditional release from all liability in respect of such Third Party Claim.

(e) If the Indemnifying Party fails to timely give a Defense Notice or thereafter fails to timely undertake the defense of, or settle or pay, any such Third-Party Claim, then the Indemnified Party may take any and all necessary action to dispose of such Third-Party Claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion.

18.7. Reimbursement. Subject to the provisions of this Article XVIII, the Indemnified Party shall be reimbursed by the Indemnifying Party on demand, for any Damages or any Claim to which this Article XVIII relates. With respect to any amounts due to New Operator pursuant to this Section 18.7, New Operator shall have a right to off-set such amounts against amounts payable by New Operator to Kindred pursuant to this Agreement.

18.8. Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, New Operator and Kindred acknowledge and agree that the indemnification provisions set forth in this Article XVIII and Sections 8.2(g), 9.1 and 10.1 shall be the sole and exclusive remedy hereunder of New Operator and Kindred with respect to (i) any claim for breach of any representations, warranties, agreements or other obligations or provisions of this Agreement and any indemnities provided for herein, and (ii) the Assets and the transactions contemplated by this Agreement. Notwithstanding the foregoing, either part may seek injunctive relief to enforce any covenant of the other party set forth herein.

18.9. Kindred Guaranty. Subject to the limitations and other provisions of this Agreement, KND Guarantor hereby guarantees all indemnification obligations of Kindred to New Operator that may arise pursuant to Article XVIII.

18.10. New Operator Guaranty. Subject to the limitations and other provisions of this Agreement, N.O. Guarantor hereby guarantees all indemnification obligations of New Operator to Kindred that may arise pursuant to Article XVIII.

ARTICLE XIX

MISCELLANEOUS

19.1. Effectiveness. This Agreement shall become effective on its execution and delivery by each party.

19.2. Complete Understanding. This Agreement represents the complete understanding between the parties as to the sale of the Assets, and supersedes all prior written or verbal negotiations or agreements as to the Assets, the condition thereof or any other matter whatsoever, made by any broker, agent, employee or other person representing or purporting to represent either party.

19.3. Waiver. No party shall be deemed to have waived the exercise of any right which it holds under this Agreement, by virtue of the Closing or otherwise, unless such waiver is made expressly and in writing. No delay or omission by any party in exercising any right shall be deemed a waiver of its future exercise. No waiver made as to any instance involving the exercise of any right shall be deemed a waiver as to any other instance, or any other right.

19.4. Applicable Law. This Agreement shall be given effect and construed by application of the Law of the State of                      without regard to its conflict of Laws provisions. Any action arising hereunder shall be brought in only the state or federal courts of                                         .

19.5. Notices. Any notice to be provided hereunder to a party shall be in writing, and shall be deemed to have been provided forty-eight (48) hours after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, or the next Business Day after having been deposited with a national courier service, or on having been sent by immediate electronic communication, in each case if receipt is acknowledged or confirmed or delivery is first refused, to the persons and addresses set forth below, as such address may be changed from time to time by notice to the other party.

If intended for Kindred to:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Tele: (502) 596-7209

Fax:  (866) 866-3426

Attention:	Jeffrey P. Stodghill, Vice President and Corporate Counsel Douglas L. Curnutte, Vice President of Facility and Real Estate Development

With a copy to:

Attention:

If intended for New Operator to:

Attention:

With a copy to:

Attention:

19.6. Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.7. Construction. Each party hereto acknowledges that all parties hereto participated equally in the negotiating and drafting of this Agreement and that, accordingly, no court or other body construing this Agreement shall construe it more stringently against one party than against the other parties. All references made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders; and in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well.

19.8. Exhibits. Each writing or document referred to as being attached as an Exhibit is hereby made a part of this Agreement.

19.9. Severability. No determination that any provision of this Agreement is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision, or that provision in any circumstance not controlled by such determination. Each provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable Law.

19.10. Third Party Beneficiaries. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

19.11. Counterparts. This Agreement may be signed in counterparts, all of which when taken together shall constitute the one and same original.

19.12. Electronic Signatures. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted electronically shall be deemed to be their original signatures for all purposes.

19.13. Intentionally Omitted.

19.14. Headings. The headings are used herein for convenience of reference only, and shall not be deemed to vary the content of this Agreement.

19.15. Assignment; No Beneficiaries. Neither New Operator nor Kindred shall assign any of its rights under this Agreement without first obtaining the other party’s written consent. Except as expressly set forth herein, this Agreement shall not counter any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

19.16. Publicity. Except as and to the extent required by Law, without the prior written consent of the other party, which shall not be unreasonably withheld, neither New Operator nor Kindred (or any of their respective Affiliates) shall, and each shall direct its agents and representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, the existence of discussions regarding a possible transaction between the parties hereto or any of the terms, conditions or other aspects of the transactions contemplated by this Agreement or any confidential information of the other party, except that such comments, statements, communications and disclosures may be made by each of New Operator and Kindred (a) to such of their agents, accountants, financial advisors, lenders and representatives as need to know such information for the purpose of evaluating or otherwise effecting the transactions contemplated by this Agreement, (b) if it is required to do so by applicable securities Laws, provided that one party shall notify the other parties in advance of any such disclosure, (c) to Governmental Authorities and their agents as appropriate, and (d) for the purposes of obtaining Consents. Except with respect to subparagraph (c) above, if a party is required by Law to make any such disclosure, it shall provide the other party the contents of the proposed disclosure, the reasons such disclosure is required by Law, and the time and place that any such disclosure will be made.

19.17. Confidentiality. Except as otherwise required by court order, each party hereto and its agents, representatives and employees shall protect and maintain the confidentiality of all matters related to and contemplated by this Agreement and the agreements executed and delivered in connection herewith (the “Confidential Matters”). Furthermore, each party shall use its commercially reasonable efforts to cause its representatives and agents to protect and maintain the confidentiality of all Confidential Matters. Each party agrees to reveal any Confidential Matters only to its representatives, agents and employees who need to know such Confidential Maters for purposes of consummating the transactions contemplated herein, who are informed of the confidential nature of such Confidential Matters, and who agree to act in accordance with the terms of this Section 19.17. Nothing in this Section 19.17 shall prevent a party from disclosing or permitting the disclosure of Confidential Matters if compelled to do so by court order or other requirement of Law or in accordance with Section 19.17. If a party receives a court order compelling disclosure of Confidential Matters, it shall promptly notify the other parties so that such parties may seek a protective order or other appropriate remedy. The confidentiality obligations set forth in this Section shall survive any termination of this Agreement for a period of twelve (12) months from such termination.

19.18. Notice of Investigations and Default. Between the date of this Agreement and the Closing Date, Kindred shall provide prompt written notice to New Operator of any actions, investigations, surveys and legal proceedings affecting the Facility and a copy of any notices or other writings received by Kindred with respect thereto. Each party shall provide prompt written notice to the other party of any default by the notifying party under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party has executed this Agreement by its duly authorized representative as of the day and year first above written.

KINDRED:

KINDRED ,
a Delaware

By
Name:	Douglas Curnutte
Title:	Vice President of Facilities and Real Estate Development

NEW OPERATOR:

,
a

By
Name:
Title:

KND GUARANTOR:

KINDRED HEALTHCARE OPERATING, INC.
a Delaware corporation

By
Name:	Douglas Curnutte
Title:	Vice President of Facilities and Real Estate Development

N.O. GUARANTOR:

,
a

By
Name:
Title:

EXHIBIT 1.1(a)

List of Kindred Knowledge Individuals

EXHIBIT 1.1(b)

List of New Operator Knowledge Individuals

EXHIBIT 3.1

Purchase Price

See attached.

EXHIBIT 4.1

Form of Bill Of Sale

See attached.

EXHIBIT 4.1(a)(i)

Inventory

See attached.

EXHIBIT 4.1(a)(ii)

Remaining Linen and Housekeeping Inventory

The Linen and Housekeeping Vendor will leave the following supplies at the Facility on the Closing Date:

•	All paper products in dispensers and sufficient paper supplies to last one week.

•	All plastic bags in use and enough in storage to last one week.

•	All opened containers of cleaning chemicals

•	All opened containers of laundry chemicals

•	All linen items that are in circulation

•	All used mop heads and buffing pads

EXHIBIT 4.1(d)

Intangible Property

Trade Names:

Domain Names:

EXHIBIT 4.2(a)

Tangible Personal Property

EXHIBIT 4.2(j)

Excluded Computer Related Items

See attached.

EXHIBIT 4.2(m)

Removed Linen and Housekeeping Items

The Linen and Housekeeping Vendor will remove the following supplies at the Facility on the Closing Date:

•	All floor machines ( buffers, scrubbers, walk behinds, etc.)

•	All vacuum cleaners and wet vacs

•	All maids carts, buckets and ringers

•	All supplemental tools such as brooms, mop handles, scrappers, high dusters, etc.

•	All paper products (except to cover one week)

•	All plastic products (except those to cover one week)

•	All linen that is still in delivery boxes and not in circulation

•	All unopened laundry chemicals

•	All unopened containers of cleaning chemicals

•	All wet floor signs/cones

EXHIBIT 5.1(a)

Assumed Kindred Contracts

To Be Provided By New Operator on or Before Signing Date.

EXHIBIT 5.1(b)

Form of Assignment and Assumption Agreement

See attached.

EXHIBIT 5.1(c)

List of National and Regional Contracts

See attached.

EXHIBIT 5.1(d)

List of Managed Care Contracts

See attached.

EXHIBIT 7.1

Form of Billing Services Agreement

EXHIBIT 10.1(a)

List of Employees

See attached.

EXHIBIT 11.5

List of Kindred’s Resident Accounts Receivable

See attached.

EXHIBIT 12.1(f)

List of Required Permits

See attached.

EXHIBIT 12.1(h)

Kindred Actions

EXHIBIT 12.1(i)

Resident Roll

See attached.

EXHIBIT 12.2(d)

New Operator Actions

EXHIBIT 12.2(f)

Brokers

EXHIBIT 17.5

Record Requests

Former Kindred-Operated Facilities Records Request Procedure

Scope

This procedure is to be used by former Kindred-operated facilities to request records retained by Kindred pursuant to applicable Operations Transfer Agreements (“OTAs”).

Definitions

•	Regular Request – A records request that is received in the normal course of business that does not meet expedited request status.

•	Expedited Request – A records request that pertains to or involves a state survey, government investigation, professional board, subpoena, or other request with extraordinary circumstances that requires accelerated service above the normal course of business.

Background

Kindred’s Records Retention Department stores records of former Kindred-operated facilities with our approved offsite records storage vendor in 46 states around the country. The following factors will have a direct impact on the service level achievability of a given request: (1) the time of day the request is received; (2) the location of the record requested; (3) the accuracy of the information contained in the record request; (4) Department workload; and (5) the weather in the locale where the record must travel. The Records Retention Department is committed to turning records requests around for former Kindred-operated facilities as quickly as possible in accordance with the procedure below.

Procedure

1.	Records requests from former Kindred-operated facilities should be directed by mail to Kindred Healthcare, Records Retention Department, 680 South Fourth Avenue, Louisville, KY, 40202, by email at RecordsRetention@Kindred.com, or by phone at (502) 596-6674. Please provide as much information as possible about the record(s) you are requesting to prevent delays including, but not limited to, a copy of any written request for the particular record(s). Requests for records not under the control or oversight of the Records Retention Department will be forwarded to the appropriate entity or entities within Kindred for processing.

2.

Regular records requests will be handled on a first come first served basis. Requests of this type will be processed within thirty (30) days of receipt or sooner if required by law. A copy of the original record will be forwarded to the requestor. If, for whatever reason, the request cannot be fulfilled within thirty (30) days, the requestor will be notified as soon as the Records Retention Department is aware the request will not meet the turnaround guidelines. An estimated date of when the record(s) will be available will be given to the requestor at that time.

3.	Expedited records requests will be handled on a priority basis. All attempts will be made within the Records Retention Department’s control to provide these requests within five (5) Business Days of receipt or sooner if required by law. A copy of the original record will be forwarded to the requestor. As with regular requests, if for whatever reason the request cannot be fulfilled within five (5) Business Days, the requestor will be notified as soon as the Records Retention Department is aware the request will not meet the turnaround guidelines. An estimated date of when the record(s) will be available will be given to the requestor at that time.

4.	The Records Retention Department will maintain a log of all records requests from former Kindred-Operated facilities.

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